UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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LA-Z-BOY INCORPORATED

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
2008 PROXY STATEMENT OF LA-Z-BOY INCORPORATED
PROPOSAL NO. 1: ELECTION OF DIRECTORS
SHARE OWNERSHIP INFORMATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Committee Report
EXECUTIVE COMPENSATION
2008 Summary Compensation Table
2008 Grants of Plan-Based Awards
Outstanding Equity Awards at 2008 Fiscal Year-End
PROPOSAL NO. 2: TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 3: TO APPROVE AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS REDUCING VOTE REQUIRED FOR SHAREHOLDER AMENDMENT OF BYLAWS FROM 67% TO A MAJORITY
PROPOSAL NO. 4: TO APPROVE AMENDMENT TO ARTICLES OF INCORPORATION ELIMINATING HIGH VOTE REQUIREMENT FOR CERTAIN MERGERS AND OTHER TRANSACTIONS
PROPOSAL NO. 5 Shareholder Proposal
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Day:   Wednesday, August 20, 2008

Time:  11:00 a.m., Eastern Daylight Time

Place:	La-Z-Boy Incorporated Auditorium 1284 North Telegraph Road Monroe, Michigan

Monroe, Michigan
July   , 2008

To our shareholders:

We invite you to attend our 2008 annual meeting of shareholders at the time and place shown above. The purposes of the meeting are to:

•	Elect four directors for three-year terms expiring in 2011,

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2009,

•	Consider the board’s proposal to approve amendments to our articles of incorporation and bylaws reducing the vote required for shareholders to amend our bylaws from 67% to a majority,

•	Consider the board’s proposal to approve an amendment to our articles of incorporation eliminating the high vote requirement for certain mergers and other transactions,

•	Consider a shareholder proposal described in the accompanying proxy statement if properly presented at the meeting, and

•	Transact any other business that may properly come before the meeting.

Only shareholders of record at the close of business on June 25, 2008 will be entitled to vote at the meeting. We are mailing this notice and the accompanying proxy statement and proxy card to our shareholders on or about July, 2008. Also enclosed is a copy of our 2008 Annual Report, which contains financial statements for the fiscal year ended April 26, 2008.

Whether you plan to attend the meeting in person or not, please date, sign, and return the enclosed proxy card in the accompanying envelope. You may also vote by telephone or on the Internet (see the instructions attached to the proxy card). Even though you vote by one of these methods prior to the meeting, you may still vote your shares in person at the meeting, which will revoke your previous vote.

BY ORDER OF THE BOARD OF DIRECTORS

James P. Klarr, Secretary

2008 PROXY STATEMENT OF LA-Z-BOY INCORPORATED

General Information about the Annual Meeting and Voting

The 2008 Annual meeting of the shareholders of La-Z-Boy Incorporated will be held in the La-Z-Boy auditorium on August 20, 2008 beginning at 11:00 A.M. (local time).This proxy statement is being furnished to the shareholders by the company. La-Z-Boy’s board of directors is soliciting the proxy card enclosed.

Meeting Purpose:  At the meeting shareholders will elect four directors for three-year terms expiring in 2011. The board nominated Kurt L. Darrow, James W. Johnston, H. George Levy, and W. Alan McCollough for these seats (see page 3). We are asking shareholders to ratify the selection of our independent registered accounting firm for fiscal year 2009. We are also asking the shareholders to approve amendments to the articles of incorporation and bylaws to reduce the vote required for shareholders to amend the bylaws from 67% to a majority. In addition, we are asking the shareholders to approve amendments to our articles of incorporation to eliminate the provisions which require a 67% vote of the shareholders to approve certain mergers and other transactions. The shareholders will also act on a shareholder proposal to declassify the board if it is properly presented at the meeting. We do not expect any other business, except for routine or procedural matters, will be brought up at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on it at their discretion.

Voting.  Only shareholders of record on June 25, 2008, the record date, will be eligible to vote. There are 51,887,395 shares eligible. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director and one for each issue; cumulative voting is not available. You may vote your shares by signing and dating each proxy card you receive and returning the cards in the enclosed envelope. The proxies will be voted according to your direction on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:

•	FOR the election of each of the director nominees named in this proxy statement,

•	FOR the proposal to ratify PricewaterhouseCoopers LLP as our independent registered accounting firm for fiscal year 2009,

•	FOR the proposal to amend the articles and bylaws to reduce the vote required for shareholders to amend the bylaws from 67% to a majority,

•	FOR the proposal to amend the articles of incorporation to eliminate the 67% vote requirement for certain mergers and other transactions, and

•	AGAINST the shareholder proposal.

By signing and returning your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. You can vote your shares at the meeting.

Electronic Voting.  We encourage you to vote by telephone or on the Internet. If your shares are held in your name you can vote by telephone or on the Internet by following the instructions on the proxy card. If you are a beneficial holder, where your shares are held in “street name” by your broker, bank or other nominee, you will receive your voting instructions from them, which will include the means to vote by telephone or the Internet.

Changing your vote.  If you choose to change your vote you may do so by submitting a new vote by proxy, telephone, Internet or in person at the meeting. A later vote will cancel an earlier vote. For example, if you vote by Internet and later vote by telephone, the telephone vote will count and the Internet vote will be cancelled. If you wish to change your vote by mail you should request a new proxy card from our Secretary (see Principal Executive Office below for the address). The last vote received before the meeting will be the only one counted. You may also change your vote by voting in person at the meeting. Your vote at the meeting will count and cancel your previous vote.

Vote Required.  Directors will be elected by plurality vote so that the nominees receiving the four highest numbers of votes will be elected, regardless of the number of votes cast. However, under the new governance policy provisions in effect for this director election, any director failing to receive a majority of the votes cast must offer to resign at the board meeting immediately following the shareholders’ meeting. The board must act on the offer of resignation at or before its next meeting, which is currently planned for mid-November, and publicly disclose its decision.

The proposal to ratify the selection of the independent registered public accounting firm requires a majority of votes cast on the proposal to pass. Abstentions and broker non-votes will have no effect as they are considered as votes not cast. If the audit committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm does not receive a majority of the votes cast, as a matter of good corporate practice, the audit committee will reconsider its selection.

The proposal to amend the articles of incorporation and bylaws to reduce the required vote for shareholder amendments to the bylaws from 67% to a majority requires the approval of 67% of our outstanding common stock. Any shares not voted for any reason, including abstentions or broker non-votes, will therefore have the same effect as “no” votes.

The proposal to amend the articles of incorporation to eliminate the 67% vote requirement for certain mergers and other transactions requires the affirmative vote of a majority of our outstanding common stock to pass. Any shares not voted for any reason, including abstentions or broker non-votes, will therefore have the same effect as “no” votes.

Pursuant to our existing articles of incorporation and bylaws (before any amendments under consideration at this meeting), the shareholder proposal to amend the bylaws to eliminate the three classes of directors requires the affirmative vote of 67% of the total shares outstanding. Any shares not voted for any reason, including abstentions or broker non-votes, will therefore have the same effect as “no” votes.

Number of Copies Sent to Household.  Where there are two or more shareholders sharing the same address, and unless you withheld your consent to “householding” or instructed us otherwise, we are only sending your household a single copy of our annual report and proxy statement. While “householding” saves us the expense of mailing duplicate documents to your home, and saves our natural resources, we hope this householding program provides you greater convenience.

However, we will promptly provide additional copies of our 2008 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162, or you may call us at 734-241-4301 to request additional copies. Copies of the annual report, proxy statement and other reports we file with the SEC are also available on our Web site at www.la-z-boy.com or through the SEC’s Web site at www.sec.gov.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each shareholder at your address will then begin receiving individual copies of our disclosure documents.

Principal Executive Office.  The shareholders’ annual meeting will be held at the company’s principal executive office, 1284 North Telegraph, Monroe, Michigan, 48162. Any communication for the company’s secretary or directors may be directed to the corporate secretary at this address.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes, one consisting of four directors and two consisting of three directors each. Directors in each class serve for three-year, staggered terms. The terms of the four directors in one of the classes expire at this year’s annual meeting, so four directors will be elected to that class at the meeting. The four directors elected will serve until our annual meeting of shareholders in 2011 and until their successors are elected and qualified. Adoption of the shareholder proposal to declassify our board would not affect the terms of directors elected at this meeting or previously elected. If the proposal is adopted, however, any vacancies that occur during the year may be filled by the board of directors to serve only until the next annual meeting.

Directors will be elected at the meeting by a plurality of votes cast from among those persons duly nominated, with separate balloting for the four positions. Thus, the nominees who receive the highest through fourth highest numbers of votes will be elected, regardless of the number of votes that for any reason, including abstention, broker non-votes, or withholding of authority, are not cast for the election of those nominees. However, any director who does not receive a majority of the votes cast (abstention, broker non-votes, or withholding of authority will have no effect, as they are considered votes not cast) must tender his resignation at the board meeting immediately following the shareholders’ meeting. The board then must act on the offer of resignation at or before its next meeting, which is currently planned for mid-November, and publicly disclose its decision. Any vacancy created by such resignation may then be filled by the board of directors pursuant to our bylaws.

Upon the recommendation of the board’s nominating and corporate governance committee, the board has nominated the current directors whose seats are up for election. In the absence of other instruction, the persons named in the accompanying form of proxy will vote in favor of these nominees. If any nominee becomes unable or unwilling to serve, which we do not expect, the proxy holders will vote for a substitute nominee designated by the board.

Information about each nominee for election at the meeting and each director continuing in office is given below. Unless otherwise indicated, the principal occupation of each director or director nominee has been the same for at least five years. All of the nominees have consented to serve if elected.

Director Nominees for Terms Expiring in 2011

Kurt L. Darrow, age 53	Director since 2003

•	Our President and Chief Executive Officer since 2003

•	Formerly President of our La-Z-Boy Residential division (2001 — 2003)

•	Trustee of Adrian College

James W. Johnston, age 69	Director since 1991

•	Chairman of the Board of La-Z-Boy Incorporated since August 2006

•	Private investor

H. George Levy, M.D., age 58	Director since 1997

•	Otorhinolaryngologist

•	Director of Michigan Trust Bank

W. Alan McCollough, age 58	Director since 2007

•	Former Chairman and Chief Executive Officer of Circuit City Stores, Inc. (retailer of consumer electronics, home office products, entertainment software, and related services) from 2000 to 2006

•	Director of VF Corporation

•	Director of The Goodyear Tire & Rubber Company

Continuing Directors with Terms Expiring in 2009

John H. Foss, age 65	Director since 2001

•	Retired Vice President, Treasurer and Chief Financial Officer of Tecumseh Products Company

•	Director of United Bancorp, Inc.

Richard M. Gabrys, age 66	Director since 2006

•	Dean, Wayne State University School of Business Administration, from 2006 through 2007

•	Vice Chairman of Deloitte & Touche LLP (professional services firm providing audit and financial advisory services), from 1995 until retirement in 2004

•	Director of CMS Energy Corp.

•	Director of TriMas Corporation

•	Director of Massey Energy Company

Nido R. Qubein, age 59	Director since 2006

•	President of High Point University since 2005

•	Chairman of Great Harvest Bread Company

•	Chairman of Business Life, Inc. (publishing)

•	Director of BB&T Corporation

Continuing Directors with Terms Expiring in 2010

David K. Hehl, age 61	Director since 1977

•	Member of the public accounting firm of Cooley Hehl Wohlgamuth & Carlton P.L.L.C.

Rocque E. Lipford, age 69	Director since 1979

•	Salaried Senior Principal in the law firm of Miller, Canfield, Paddock and Stone, P.L.C.

•	Director of MBT Financial Corp.

Jack L. Thompson, age 69	Director since 2001

•	Chairman of the Board of The Plastics Group, Inc. since 2005 (manufacturer and designer of highly engineered plastic molded products). Director since 2001

•	Chairman of Penda Corporation from 2004 until 2005 (manufacturer and marketer of truck bedliners and accessories). Previously President/Chief Executive Officer of Penda Corporation from 1997 until retirement in 2004

•	Acting Chief Executive Officer, since September 2006, and Director of Union Corrugating Company (metal roofing products)

•	Director of Ontario Drive and Gear, Ltd.

SHARE OWNERSHIP INFORMATION

The tables below provide information about beneficial owners of our common shares. Under applicable SEC rules, anyone that has or shares the right to vote any of our common shares or has or shares dispositive power over any of them is a “beneficial owner” of those shares. The settlor of a trust with a right to revoke the trust and regain the shares or a person who can acquire shares by exercising an option or a conversion right may also be considered a beneficial owner under these rules. Consequently, more than one person can be considered the beneficial owner of the same common shares. Unless otherwise indicated below, each owner named in a table has sole voting and sole dispositive power over the shares reported for that person.

Security Ownership of Known Over 5% Beneficial Owners
(as of December 31, 2007 except as otherwise indicated)

	Number of	Percent of
Name and Address	Shares	Class

First Trust Portfolios L.P. and related companies 1001 Warrenville Road Lisle, IL 60532	10,039,252	19.35
FMR LLC and related person 82 Devonshire Street Boston, MA 02109	7,756,400	14.95
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	4,330,100	8.35
Dimensional Fund Advisors, LP 1299 Ocean Avenue Santa Monica, CA 90401	4,304,212	8.30
Franklin Resources, Inc. and related parties One Franklin Parkway San Mateo, CA 94403	3,457,600	6.66
Barclays Global Investors, NA and related companies 45 Fremont Street San Francisco, CA 94105	2,741,444	5.28

•	Information about First Trust Portfolios, L.P. and related companies is based on an amended Schedule 13G they filed jointly after March 31, 2008, in which they reported that as of that date they had shared voting and dispositive powers over 10,039,252 common shares. They reported that First Trust Portfolios, L.P. sponsors several unit investment trusts which own the common shares, and no unit investment trust owns more than 5% of our common shares. They also reported that First Trust Advisors, L.P., an affiliate, acts as portfolio supervisor. The Charger Corporation is the general partner of both.

•	Information about FMR LLC. and Edward C. Johnson 3d, its Chairman and one of its stockholders, is based on an amended Schedule 13G they filed jointly after December 31, 2007, in which they reported that as of that date they had sole dispositive power over 7,756,400 shares through their control of Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. that acts as investment adviser to various investment companies that hold our shares. They reported that one of those investment companies, Fid Blue Chip Growth Fund, owned 4,874,100 shares, or 9.48% of the class.

•	Information about Royce & Associates, LLC is based on a Schedule 13G it filed after December 31, 2007, in which it reported that as of that date it had sole voting and dispositive power over 4,330,100 common shares.

•	Information about Dimensional Fund Advisors LP is based on an amended Schedule 13G it filed after December 31, 2007, in which it reported that as of that date it had sole voting and dispositive power over 4,304,212 common shares. It also reported that it serves as an investment manager and an investment advisor to various investment companies, trusts and accounts, and that the shares are owned by its clients, no one of which, to the knowledge of Dimension Fund Advisors LP, owns more than 5% of the class. Dimensional Fund Advisors LP disclaims beneficial ownership of all the shares.

•	Information about Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, principal shareholders of Franklin Resources, Inc., and Franklin Advisory Services, LLC is based on a Schedule 13G they filed jointly after December 31, 2007, in which they reported that as of that date they had sole voting power over 3,372,400 common shares and sole dispositive power over 3,457,600 common shares through their control of Franklin Mutual Advisers, LLC, a wholly owned subsidiary of Franklin Resources, Inc., that acts as investment manager to various investment companies that hold our shares.

•	Information about Barclays Global Investors, NA and related companies is based on a Schedule 13G they filed jointly after May 30, 2008, in which they reported that as of that date they had sole voting power over 2,085,999 common shares and sole dispositive power over 2,741,444 common shares. The other companies reported as beneficial owners of common shares were Barclays Global Fund Advisors and Barclays Global Investors, Ltd.

Security Ownership of Current Management
(as of record date for annual meeting)

The following table shows the beneficial ownership of our common stock by each director, each executive officer named in the Summary Compensation Table, and all directors and current executive officers as a group as of the record date for the annual meeting.

	Number of	Percent of
Name	Shares	Class

Kurt L. Darrow	434,164	*
Rodney D. England	140,369	*
John H. Foss	15,100	*
Richard M. Gabrys	9,000	*
David K. Hehl	36,772	*
James W. Johnston	1,421,654	2.7
Steven M. Kincaid	155,297	*
H. George Levy	19,000	*
Rocque E. Lipford	24,700	*
W. Alan McCollough	7,000	*
Nido R. Qubein	20,960	*
Louis M. Riccio, Jr.	52,641	*
Otis S. Sawyer	65,125	*
Jack L. Thompson	15,400	*
All current directors and current executive officers as a group (13 persons)	2,276,813	4.4

*	less than 1%

•	For purposes of calculating the percentage ownership of the group in the table above, all shares subject to options held by any group member that currently are exercisable or that will become exercisable within 60 days of the record date are treated as outstanding, but for purposes of calculating the percentage of ownership of any individual, only the optioned shares held by that individual are treated as outstanding. The table includes the following numbers of optioned shares:

Mr. Darrow	244,300
Mr. England	116,000
Mr. Kincaid	82,100
Mr. Riccio	35,640
Mr. Sawyer	43,350
All current directors and current executive officers as a group	405,390

•	The table also includes the following numbers of shares owned by a named person’s wife or held in trust, beneficial ownership of which is disclaimed by him:

Mr. Hehl	13,272
Mr. Johnston	462,104
Mr. Lipford	2,400
Mr. England	13,172

•	Shares shown in the table for Mr. Lipford do not include 111,879 common shares held by the Edwin J. and Ruth M. Shoemaker Foundation. Mr. Lipford acts as one of the six members of the board of directors of the Foundation. He disclaims beneficial ownership with respect to these shares.

•	None of the shares shown in the table are pledged as security.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, some over 10% owners of our common shares, and some persons who formerly were directors, executive officers, or over 10% owners, to file reports of ownership and changes in ownership with the SEC and the NYSE and furnish us with a copy of each report filed. Based solely on our review of copies of the reports filed by some of those persons and written representations from others that no reports were required, we believe that during fiscal 2008 all Section 16(a) filing requirements were complied with in a timely fashion, except for the following: A Form 4 reporting the lapse of restrictions triggered by retirement and the payment of the related withholding taxes was filed late by Mr. England due to a failure to timely process the retirement notice with our third party option administrator. A Form 4 was filed late in reporting an open market purchase of shares by Mr. Qubein. One Form 4 was filed late for each of Messrs. Darrow, England, and Sawyer, each reporting one transaction related to the use of shares to pay the withholding taxes which became due upon the lapsing of the restrictions on restricted shares. Form 3’s were recently amended to include derivative securities which were inadvertently omitted from the original Form 3 for Mr. Riccio and Mr. Sawyer which were filed in fiscal years 2003 and 2007, respectively.

CORPORATE GOVERNANCE

Board of Directors.  The responsibility for overseeing the management of our company rests with the board of directors. In addition to representing the shareholders’ interests, the board also considers the interest of the employees, customers, vendors and communities we impact. To assist in the performance of its duties, the board has adopted a set of guidelines by which it seeks to operate. These guidelines can be found on our Website at http://www.la-z-boy.com/pdf/IR/Governance_Guidelines.pdf. The Guidelines outline, among other governance matters, our policies related to director criteria, independence, qualification, orientation, and assessment of board performance. In addition to the Governance Guidelines you will also find the charter for each of the board’s key committees as well as our Code of Business Conduct, which establishes our expectations for the business behavior of our employees, officers and directors. In addition to providing the Governance Guidelines, Code of Business Conduct and committee charters on the Website, we will provide print copies of these materials, at no cost, to any shareholder who requests a copy from the Corporate Secretary at 1284 N. Telegraph, Monroe, Michigan 48162.

The board is chaired by an independent member of the board who is elected at the annual meeting of the directors, which immediately follows the annual shareholders’ meeting. Our bylaws prohibit the chief executive officer from also holding the position of chairman of the board. The Chairman and the chief executive officer confer on the agenda for each meeting of the directors. In addition, any director may suggest items for the agenda or request additional information from management. Annually the board schedules four executive sessions without management present, at the conclusion of regular meetings, but any director may request an executive session at any meeting. The executive sessions are chaired by the chairman of the nominating and governance committee. During the fiscal year ended in April 2008, the board met eight times in full and five in executive session. The directors are expected to attend the annual shareholders’ meeting, and all the directors attended the 2007 meeting. For the fiscal year 2008, each director attended at least 75% of the total of all meetings of the board and committees on which each served. The Chairman also attends ex-officio, each of the committee meetings unless the committee chairman requests otherwise.

Director Compensation.  Non-employee directors receive a combination of cash and equity as compensation for their service. The annual pay package for directors is designed to attract and retain highly qualified professionals to represent our shareholders. We also reimburse our directors for travel, lodging and related expenses they incur on company-related business, including board and committee meetings. The directors are encouraged to visit on their own the company facilities and independently owned retail outlets to improve their understanding of our operations. Directors who also are employees receive no additional compensation for serving on the board. For fiscal 2008, non-employee director compensation consisted of the following:

Cash Compensation

•	Each non-employee director received an annual cash retainer of $25,000.

•	The Chairman of the Board received an additional annual cash retainer of $75,000.

•	The chairman of the audit committee received an additional annual cash retainer of $8,000.

•	The chairmen of the other board committees each received additional annual retainers of $4,000.

•	In addition to the annual retainer, non-employee directors received $1,500 for each board meeting or board committee meeting attended, including telephonic attendance.

Equity Compensation

•	We did not add any new directors in fiscal 2008. If we had, upon his or her initial election or appointment as a director, we would have granted the new director an option to purchase 5,000 common shares at 75% discount from the market price of the shares.

•	At the annual organizational meeting of the board (immediately following the 2007 shareholders’ annual meeting) each continuing director was granted an option to purchase 2,000 common shares at 75% discount from the market price of the shares.

•	These options could be exercised anytime within the 30 days after date of grant.

•	Transfer of shares acquired by exercising the options is restricted while a director remains on the board.

The following table provides details regarding each of the non-employee directors’ compensation for fiscal 2008. The amount of annual cash compensation varied based on committee membership, committee chairmanships and meetings attended. Option awards reflect the accounting fair value at grant.

2008 Director Compensation

	Fees Earned or	Option
	Paid in Cash	Awards
Name	$(1)	$(2)	Total ($)

John H. Foss	$63,000	$12,975	$75,975
Richard M. Gabrys	$57,833	$12,975	$70,808
David K. Hehl	$59,000	$12,975	$71,975
James W. Johnston	$112,000	$12,975	$124,975
H. George Levy	$56,500	$12,975	$69,475
Rocque E. Lipford	$57,500	$12,975	$70,475
W. Allan McCollough	$56,500	$12,975	$69,475
Nido R. Qubein	$55,000	$12,975	$67,975
Jack L. Thompson	$53,167	$12,975	$66,142

(1)	Includes actual annual board retainer fee, committee chairman fees, and meeting fees.

(2)	Reflects the difference between fair market value on the grant date ($8.65) and the exercise price ($2.1625) of options granted (2,000 shares). As of the end of the fiscal year, none of our non-employee directors had any unexercised options.

The compensation committee periodically (generally every two years) reviews non-employee director compensation. This year, the committee engaged an independent executive compensation consultant to review market compensation practices among comparably-sized companies. The consultant advised the committee that our director compensation was significantly below median levels for comparably-sized companies (both general industrials and furniture companies), primarily in the area of equity compensation. The consultant also advised that our use of discounted stock options was unusual and that typical market practice is to use full value awards such as restricted stock units. The committee evaluated the consultant’s report in the light of company performance, the cost of making changes the consultant recommended, and the importance of being able to attract well-qualified director candidates. The committee considered this issue particularly important because three of our incumbent directors will not be eligible for reelection after this year due to our mandatory director retirement age. After weighing these considerations, the committee recommended and the full board approved the following changes in non-employee director compensation effective August 1, 2008:

•	The annual cash retainer for non-employee directors will be increased to $35,000.

•	The additional cash retainer for the chairman of the board will be increased to $100,000.

•	The additional cash retainer will be increased to $10,000 for the chairman of the audit committee and to $6,000 for the chairmen of other committees.

•	Meeting fees will be unchanged.

•	The discounted option program will be discontinued and replaced with a plan under which each non-employee director will receive an annual grant of restricted stock units, settleable in cash, having a grant date value of $65,000. Each unit is equivalent in value to a share of La-Z-Boy common stock. The units will vest when the director leaves the board.

Independence.  Under our Governance Guidelines, a majority of directors must be independent. In addition, membership on the audit, compensation, and nominating and governance committees is limited to independent directors. The board annually reviews and affirmatively determines the independence of each director. With the exception of Kurt Darrow, our chief executive officer, each of the directors has been determined to be an independent director and lacking any material relationship with the company that would impede the director’s autonomy. In making its determination, the board utilized the following criteria, as reflected in the Governance Guidelines:

•	Within the last three years a director or immediate family member may not have been an employee of the company or its independent registered public accounting firm.

•	Within the last three years a director or immediate family member may not have been part of an interlocking directorship in which any of our executive officers serves on the compensation committee of another company that employs the director or family member.

•	Within the last three years a director or immediate family member may not have received more than $100,000 during any 12-month period in direct compensation from La-Z-Boy, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service).

•	A director or immediate family member may not be an executive officer or employee of an entity that makes payments to or receives payments (other than contributions to a tax-exempt organization or charity) from us for property or services that, in any single fiscal year, within the last three years, exceed the greater of $1 million or 2% of the other entity’s consolidated gross revenues.

•	The following categorical standards identify relationships that a director may have with us that will not be considered material:

•	If a director is an executive officer, director, or shareholder of another company that does business with us and the annual revenues derived from that business are less than 1% of either company’s total revenues.

•	If a director is an executive officer, director, or shareholder of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of each company; or if the director is an executive officer, director, or shareholder of a bank or other financial institution (or its holding company) that extends credit to us on normal commercial terms and the total amount of our indebtedness to the bank or other financial institution is less than 3% of our total consolidated assets.

•	If a director is an executive officer or director of another company in which we own common stock, and the amount of our common stock interest is less than 5% of the total shareholders’ equity of the other company.

•	If any family member of a director is or was employed by us in a non-executive capacity and the family member’s compensation has not exceeded $100,000 in any one fiscal year.

•	If a director is a director, officer, or trustee of a charitable organization, our annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts, all of our contributions to the organization were approved through our normal approval process, and no contribution was made “on behalf of” any of our officers or directors; or if a director is a director of the La-Z-Boy Foundation.

•	If a director is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for us, payments made by us to the firm during a fiscal year do not exceed 1% of the firm’s gross revenues for the fiscal year, and the director’s relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from us.

A majority of our directors must be, and are, independent directors under the NYSE Listed Company rules. Applying these standards and the criteria in our Corporate Governance Guidelines, the board of directors has affirmatively determined that each of the following directors, comprising all of the non-management directors, meets the criteria for “independent” directors set forth in the listing standards of the NYSE and is an “independent” director under those standards and under our Corporate Governance Guidelines: Messrs. Foss, Gabrys, Hehl, Johnston, Lipford, McCollough, Qubein and Thompson, and Dr. Levy. Mr. Lipford is a salaried senior principal in Miller, Canfield, Paddock and Stone, P.L.C., which provided us with legal services in 2008 and has done so for many years. The board determined that Mr. Lipford is independent under the last of the categorical standards listed above because of the nature of his relationship with Miller, Canfield and because Miller, Canfield advised us that the total amount we paid it during the past fiscal year was less than 0.5% of its gross revenues for that period.

Majority Vote Standard for Director Elections.  The directors recently amended our Corporate Governance Guidelines to include a majority vote standard for directors in an uncontested election. Should a director not receive a majority of the votes cast in an uncontested election, he or she is required to submit his or her resignation at the annual board meeting immediately following the annual shareholders’ meeting. The other directors must act on the resignation at or before the next regularly scheduled meeting and publicly report the board’s decision. For purposes of this rule, an election is treated as contested when there are more nominees than positions to be filled by election at the meeting.

Communication with Directors.  The Corporate Secretary reviews and compiles any communications received for the board, board committees or individual non-employee directors. He provides a summary of any lengthy or repetitive communications, and forwards them to the appropriate director or directors. The complete communication is furnished to the appropriate director or directors upon their request. Interested parties wishing to communicate their comments, concerns or questions about La-Z-Boy to the board of directors, the Chairman or the non-employee directors may do so by U.S. mail addressed to the board, the Chairman or the non-employee directors at:

Office of the Corporate Secretary
La-Z-Boy Incorporated
1284 North Telegraph Road
Monroe, Michigan 48162

Related Party Transactions.  Each year the directors and executive officers complete a questionnaire which requires disclosure of any transactions between the directors or executive officers, including their immediate family members, and La-Z-Boy. Our company’s Code of Business Conduct, which applies to all employees, executive officers and directors, requires avoidance of any situation creating a potential conflict of interest. Where a potential conflict is unavoidable, it must be disclosed to the president, secretary or chairman of the audit committee. The audit committee, which is responsible for reviewing and approving any related party transactions involving directors or executives, reviews any transactions related to directors or executive officers reported, or identified from the questionnaires, and takes appropriate action. We will disclose any waivers of the Code of Business Conduct related to the directors or executive officers on our Website. The employment relationship discussed below began prior to the establishment of these procedures.

• England, Inc.  England, Inc. employs both the daughter and son-in-law of Rodney England, our former senior vice president and president non-branded upholstery product, as vice president of store development and vice president of sales, respectively. Their combined salaries and bonuses for fiscal year 2008 totaled $297,752.

Independent Audits.  The lead partner of our independent registered public accounting firm is rotated at least every five years. PricewaterhouseCoopers LLP has been selected as the independent registered public accounting firm for fiscal 2009, and it has assigned a new lead partner for fiscal 2009.

Board Committees.  In accordance with the independence standards of the NYSE rules and our Corporate Governance Guidelines, only independent directors serve on each of the audit, compensation, and nominating and corporate governance committees. The board of directors reviews and approves each of the committees’ charters. Each committee of the board, and the board itself, has the authority to engage independent consultants and advisors at our expense. At the annual board of directors meeting following the shareholders’ meeting the directors establish the membership for each committee and determine the chairman for each committee. The chairman of the board is not a member of any of the board committees, but he does coordinate the agendas and activities of the committees with each committee chairman and attends the committee meetings. The current membership of each of the key committees is shown in the following table:

Nominating and
Corporate
Name	Audit	Compensation	Governance

Kurt L. Darrow
John H. Foss	Chair
Richard M Gabrys	X	Chair
David K. Hehl	X
James W. Johnston
H. George Levy		X	X
Rocque E. Lipford			Chair
W. Alan McCollough		X	X
Nido R. Qubein		X	X
Jack L. Thompson		X

Audit Committee

The board of directors established the audit committee to assist in the selection of our independent registered public accounting firm and to assist in the oversight of our financial reporting process, our compliance with legal and regulatory requirements, and the effectiveness of the internal and external audit functions. To assure itself of the auditor’s independence, the audit committee annually requests from the outside auditor a written statement of relationships between the auditor and La-Z-Boy as provided in Independence Standards Board Standard No. 1. The audit committee discusses with the outside auditor any relationships disclosed and their impact on the auditor’s independence, and recommends that the board take appropriate action in response to the report. The audit committee oversees all aspects of dealing with the independent registered public accounting firm, including its appointment, retention and compensation, but does not provide any expert or special assurance about the financial statements or any professional certification of the outside auditor’s work. In addition, the audit committee discusses the quality and adequacy of internal controls with management and the outside auditor. The board has determined that John H. Foss and Richard M. Gabrys are audit committee financial experts within the meaning of the SEC rules and that all three members are independent and financially literate within the meaning of the NYSE’s Corporate Governance Listing Standards. For further discussion of the audit committee’s activities see the “Audit Committee Report” at page 13.

Compensation Committee

The compensation committee oversees the compensation programs for our executives and directors. Membership on the committee requires directors to meet standards of independence as promulgated by the SEC (i.e. “non-employee director” as defined in the rules under Section 16 of the Securities Exchange Act of 1934), the Internal Revenue Service (i.e. “outside director” as defined in the regulations under Section 162(m) of the Internal Revenue Code) and the NYSE listing standards. The compensation committee regularly reviews the compensation package for executives with the intent of providing a total compensation package that is competitive with market-median levels when we perform as expected. The committee reviews the compensation of our chief executive officer, chief financial officer and the executive officers named in the Summary Compensation Table (referred to as the named executive officers). The committee also evaluates the performance of our chief executive officer and reviews with the chief executive officer the performance of the other named executive officers. In performing its duties the committee utilizes an independent outside compensation consultant (Towers Perrin) and has access to our human resources and legal personnel and senior management. The compensation committee annually produces a report on executive compensation for inclusion in the proxy statement, see page 24. The charter of the compensation committee will be provided to any shareholder upon request and can be found on our Website at http://www.la-z-boy.com/pdf/IR/Compensation_Charter.pdf. In previous years, a subcommittee of the compensation committee was responsible for the equity-based compensation plans. In fiscal 2008, the subcommittee met jointly with the compensation committee three times before the subcommittee was eliminated. The compensation committee charter was amended to eliminate the need for the subcommittee, and equity-based compensation is now the responsibility of the compensation committee. The compensation committee met seven times in total during fiscal 2008.

Compensation Committee Interlocks and Insider Participation.  Messrs. Gabrys, Levy, McCollough, Qubein, and Thompson served throughout fiscal 2008 as members of the compensation committee and of the compensation subcommittee, until the subcommittee was eliminated in August 2007. Mr. Lipford was the only other director, other than the current members, to serve on the compensation committee at any time during fiscal 2008. No other directors served on the compensation subcommittee during fiscal 2008.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee considers and makes recommendations on general corporate governance issues including the size, structure, and composition of the board and its committees, as well as the board’s practices, policies, and procedures. The nominating and corporate governance committee also identifies, evaluates, and recommends to the board candidates for its slate of director nominees for election by shareholders or appointment to fill vacancies on the board. In addition to considering prospective candidates identified by the committee’s own members or referred to it by other board members, management, or outside sources, the nominating and corporate governance committee will consider candidates recommended by shareholders. (For information on how to propose a candidate to the nominating and corporate governance committee and on the requirements for a shareholder’s own nomination of a director, see Next Annual Meeting — Shareholder Proposals for the 2009 Annual Meeting on page 36.) The committee evaluates the proposed candidates based on their resumes and through references and personal interviews. The committee considers, among other factors, the candidate’s experience in the context of the board’s current, and future, needs; leadership qualities, high ethical standards and integrity, diversity, exercise of mature judgment, independence and time commitments. The nominating and corporate governance committee is composed of independent directors who met six times during fiscal 2008.

AUDIT COMMITTEE REPORT

The audit committee assists the board in fulfilling its responsibility for the general oversight of the integrity of the company’s financial reporting process, its internal controls and procedures, and the company’s compliance with legal and regulatory requirements. The audit committee monitors and oversees these processes by carrying out the responsibilities set forth in its charter, a copy of which is available on the company’s Web site at www.la-z-boy.com. The selection and management of the relationship with the independent registered public accounting firm, including retaining, establishing the fees and, if appropriate, terminating the relationship, is solely the responsibility of the audit committee. Further, the committee has the authority to obtain advice and assistance from outside legal, accounting and other advisors as the committee deems appropriate. The cost for such advice and assistance is borne by the company.

The audit committee members are not acting in the capacity of the company’s professional accountants or auditors, and its functions are not intended to replace or duplicate the activities of management or the independent registered public accounting firm. Management is directly responsible for the company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

During fiscal 2008, the audit committee met eight times, and at all but one of its meetings, it met with the senior members of the company’s financial management team and the independent registered public accounting firm. The audit committee met regularly in executive session without management, and at certain of its meetings the audit committee met in private session with the company’s independent registered public accounting firm. It also met separately with the company’s chief executive officer, chief financial officer, head of internal audit and other members of senior management. At these separate private sessions the audit committee discussed, among other issues, financial management, evaluations of the company’s internal control over financial reporting, the company’s accounting principles, and regulatory compliance. The audit committee, in its oversight role, has reviewed and discussed the company’s fiscal 2008 audited financial statements and its internal controls over financial reporting with management.

The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed the firm’s independence, including the fees earned for non-audit services, with PricewaterhouseCoopers LLP.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended April 26, 2008 for filing with the Securities and Exchange Commission.

The Audit Committee

John H. Foss, Chairman
Richard M. Gabrys
David K. Hehl

Audit Fees

For professional services rendered to us for fiscal years 2008 and 2007, PricewaterhouseCoopers LLP has billed us as follows:

	Fiscal 2008	Fiscal 2007

Audit Fees	$1,284,500	$1,530,000
Audit Related Fees	42,000	40,000
Tax Fees	32,000	50,000
All Other Fees	1,500	1,500

Total	$1,360,000	$1,621,500

Audit fees represent fees for audit work performed on our annual financial statements, our internal controls over financial reporting, management’s assessment of our internal controls over financial reporting (for 2007 only), and reviews of the quarterly financial statements included in our quarterly reports on Forms 10-Q, as well as audit services that are normally provided in connection with our statutory and regulatory filings.

Audit-related fees relate to audits of our employee benefit plans.

Tax fees include fees for domestic and foreign tax compliance and advisory services.

All other fees represent accounting research software subscription fees.

The audit committee’s current policy requires pre-approval of all audit and non-audit services provided by the independent auditors before the engagement of the independent auditors to perform them. A limited amount of tax services have been pre-approved. Services, including tax services not covered by the general pre-approval, require specific pre-approval by the committee.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we summarize our compensation program for the chief executive officer, chief financial officer, and the other executive officers named in the Summary Compensation Table. (We refer to them collectively as “named executive officers.”) In this discussion and analysis of our executive compensation program, we explain our objectives and describe each pay element and the role it plays. You should review this section with the pay disclosure tables that begin with the Summary Compensation Table on page 25.

Executive Summary

Presented below is a summary of our 2008 business highlights, which provides context for our 2008 pay actions, and our 2008 executive compensation program.

2008 Business Highlights — A Year of Transformation

Our company, like the furniture sector as a whole, experienced a challenging environment in fiscal year 2008. Customer demand for furniture products slowed compared to recent years, due in part to the slowing economy and associated weakness in retail and housing sectors. As a result, all of our business segments experienced a decline in sales and profitability during 2008.

In response to the challenging business environment and to transform our business model, we embarked in 2008 on several initiatives designed to improve our financial results. The key actions the company took in fiscal 2008 include:

•	Restructuring the business, which included closing facilities, divesting non-strategic businesses, consolidating operations, centralizing certain functions and rationalizing processes to strengthen our position going forward

•	Reducing our operating cost structure, which we will continue to do to keep our expenses in line with revenue

•	Improving merchandising and pricing of our products and services, with the goal of improving gross margins

•	Restructuring our retail operation to run as an integrated entity with increased efficiencies

•	Redesigning advertising and marketing strategies to attract customers to grow our market share

2008 Executive Compensation Program Highlights

Our compensation philosophy is to provide executives with competitive pay packages so we can attract, motivate, and retain highly qualified people and create value for our shareholders. To do this, we provide packages that include base salaries and incentive award opportunities, both annual and long-term opportunities, which executives can earn based on performance. We also provide our executives and other employees with retirement and other benefits.

The 2008 incentive plans focused our executive team on sales, earnings, and cash flow, all critical components to creating shareholder value. The named executive officers’ 2008 pay levels reflect our 2008 business results. In 2008, the company met some of the targets we set for purposes of compensation but performed below other targets. The total compensation we paid the named executive officers for 2008 was below target levels and below market medians. In January 2008, to provide an incentive to management, we amended performance-based share awards that we issued in July 2007 and provided shorter performance periods and different subordinate goals.

The compensation committee believes the named executive officers’ 2008 pay levels were commensurate with the company’s performance, and thus appropriate.

Executive Compensation Program Approach

We Design Our Pay Program to Attract, Motivate and Retain Highly-Qualified Executives

We design the executive pay program to reflect the following principles:

•	Market competitive. We provide a pay package, including base salaries and incentive opportunities, designed to be competitive with companies of similar size, based on annual revenues.

•	Pay for performance. We provide the majority of the named executive officers’ annual target pay opportunity through annual and long-term incentive award opportunities which can be earned based on performance.

•	Align with shareholder interests. We require our named executive officers to own our stock over a sustained period to ensure they have the perspective of long-term shareholders.

•	Program effectiveness. We have straightforward programs that provide meaningful award opportunities aligned to the achievement of our business strategy.

•	Cost efficient. In designing our executive pay program, we take into account the cost of various possible elements.

We Provide Market Competitive Pay for Achieving Targeted Results

We want base salary, target annual and long-term incentive award opportunities by element and in total to be at market median levels, on average, if the company performs at target levels. If the company performs better than target, our executives can earn pay above the market median. If the company does not achieve targeted performance results, pay levels will be below market median levels. We believe positioning pay at market median levels provides an appropriate balance of aligning executives’ interests to shareholders and attracting and retaining highly-qualified executives.

Our Compensation Program Emphasizes Performance-Based Pay

All named executive officers participate in the same compensation program and are subject to the same pay policies. In order to motivate and reward executives for maximizing shareholder value, the majority of each executive’s target compensation is performance-based. The performance-based portion varies based on company performance, and the executive is at risk of not earning a payout if the company does not perform well. The pay level and at-risk portion increases as an executive assumes greater levels of responsibility and impact to the company. For example, the chief executive officer’s pay level and at-risk pay portion are higher than other officers due to his greater level of responsibility, including setting overall strategy and leading the company.

The mix by element of the named executive officers’ 2008 target total direct compensation (salary, target annual and long-term incentive award opportunities) is presented below. The majority of the officers’ 2008 target compensation was at-risk (annual and long-term incentive compensation).

		Target Annual	Target Long-Term
		Incentive	Incentive	Target Total
	Base	(At-Risk	(At-Risk	Direct
	Salary	Compensation)	Compensation)	Compensation

Kurt L. Darrow	29%	26%	45%	100%
Other Named Executive Officers Average	43%	22%	35%	100%

We Benchmark Named Executive Officer Pay to Comparably Sized Furniture Companies

Annually we review current total direct compensation (salary, annual and long-term incentive awards) among a peer group of furniture companies similar in size to La-Z-Boy. The peer group considered in setting fiscal 2008 pay levels was comprised of the following eight companies: Bassett Furniture, Ethan Allen, Flexsteel, Furniture Brands, Herman Miller, Hooker Furniture, Stanley Furniture and Steelcase.

In addition, we review target total direct compensation (salary, target annual and long-term incentive award opportunities) among comparably sized general industry companies. The general industry data, which are presented by the outside consultant, are based on several national published compensation surveys conducted by Mercer, Watson Wyatt and Towers Perrin. The surveys include several hundred companies of comparable size representing a cross section of industries, including manufacturing and services.

Periodically, we review the market practices for executive retirement benefits, deferred compensation plans, and change in control agreements.

Our Pay-Setting Process Also Considers Other Factors

We assign all executives to pay grades based on the duties and responsibilities of their positions. In addition, we consider market median pay data, executive and company performance, our business needs, cost, and internal relationships in setting pay levels. For each pay grade, we establish a salary range and the target annual and long-term incentive award opportunities based on market median pay levels. Typically, we make only minor changes in target pay year-to-year for a given pay grade.

Base salaries and target incentive award opportunities for individual executives, and how that pay compares to market levels, depend on an executive’s competencies, skills, experience, and performance. In setting the named executive officers’ pay levels, the committee reviews pay of the chief executive officer and other named officers as a team. What we actually pay may be more or less than what we established as target pay, depending on how the company and the individual executive perform.

In setting compensation, the committee reviewed pay tally sheets for each of the named executive officers. The pay tally sheets show dollar amounts for each element of pay, total pay, and accumulated pay. In addition, the pay tally sheets include what we estimate we would pay if the executive voluntarily resigned or the company experienced a change in control. We used the pay tally sheets as reference. We do not use prior compensation or accumulated pay to set pay levels for the upcoming year.

Our Compensation Committee Administers the Executive Compensation Program

Each year, the committee reviews and approves the overall design of our executive pay programs and all pay elements for the named executive officers. Three senior executives (chief executive officer, chief financial officer, and vice president human resources) provide input on program design and information on the company’s and the furniture industry’s performance.

Those three senior executives advise the committee on the goals for our incentive plans, how they fit with our overall business strategy, and the appropriate weight to give each goal. The executives provide the committee with context regarding our products, lines of business, management team, business risk, financial results, and shareholder returns. In performing its duties, the committee also receives input from legal counsel. Management is responsible for implementing the executive pay program that the committee approves.

The chief executive officer assists the committee as it makes its decisions on pay for the other named executive officers, giving the committee his evaluation of the other officers. The committee uses that information when it decides how much to pay the other named executive officers. The other named executive officers do not play a role in determining their own compensation.

Towers Perrin, an international human resources consulting firm, assists the committee as an outside executive compensation consultant. When the committee requests, Towers Perrin conducts officer pay level benchmarking, provides input on pay program design, and presents recommendations consistent with our pay philosophy. During 2008, Towers Perrin provided information about market practices and executive pay levels that we considered in developing our executive pay program.

Executive Compensation Program Design

We Provide a Comprehensive, Market-Based Executive Compensation Package

We believe that we can best achieve our objectives for our executive pay program through a package of several elements. Some of the elements vary based on the company’s performance, and some provide no benefit unless the company achieves specific results.

Element and Purpose	Nature of Component
Base Salary
Compensate an executive for his/her duties, competencies, experience and performance, as well as provide a basic degree of financial security	• Foundation element • Eligible for merit increases and adjustments for changes in job responsibilities

Management Incentive Plan (Annual)
Motivate and reward executives for the achievement of financial and individual goals with results measured against targeted levels	• Performance-based cash opportunity • Minimum level of performance must be achieved to earn any award • Actual awards will vary based on company, subsidiary/division and individual results

Long-Term Equity Award Plan
Motivate and reward executives for creating shareholder value and facilitate retention	• Performance-based equity opportunity • Actual amount realized will vary based on company results and stock price appreciation

Retirement and Other Benefits
Provide security to executives and encourage long-term employment	• Includes both performance-based (potential profit sharing contributions) and non-performance based elements (matching company contributions under the 401(k) plan)

We summarize below the mechanics of these pay elements.

Base Salary

Base Salaries Are the Foundation of the Competitive Pay Program

In setting base salaries for our executive team, we consider market levels, our structure, internal pay relationships and the total cost. Considering these factors, the named executive officers’ salaries are set, on average, to be within competitive market median practices. Executives are eligible for annual merit salary increases based on individual performance, comparison to market levels and the total salary budget. Executives are also eligible for salary adjustments if they are promoted or their job responsibilities change.

Analysis — No Salary Adjustments in 2008

In June 2007, the committee reviewed salary levels for each of our named executive officers. As a result of the challenging environment, we did not increase salaries for the named executive officers during fiscal 2008. As of the end of fiscal 2008, the named executive officers’ salaries were, on average, at 91% of competitive market median practices. The salaries for the chief executive officer, chief financial officer, and senior vice president and president of non-branded upholstered product are currently below market median levels.

Management Incentive Plan

Annual Incentive Awards Reward Achievement of Financial and Individual Goals

The named executive officers and the rest of the management team participate in the Management Incentive Plan (MIP), which provides cash awards for achieving specified goals. Target awards, specified as a percentage of base salary, vary by pay grade. Employees have the opportunity to earn awards up to 200% of their target awards based on financial and individual performance.

We base 80% of the award opportunity on how well the company achieves profit and sales goals. We base the remaining 20% of the award opportunity on how well the executive achieves individual performance goals. We set the individual goals based on operational and strategic needs of our business plan.

Assessment	2008 Measures of Success	Why the Measures are Used

Company Financial Performance (for non-corporate positions, Subsidiary/Division)	• Operating margin (50% weighting): operating income as % annual revenues • Sales (30% weighting)	• Measures selected to drive shareholder value • Greater weighting on operating margin reflects our emphasis on profitability

Individual	• Assessment of individual performance (20% weighting)	• Reward executives for achieving strategic objectives and operational goals aligned to our business plan

The committee assessed the results for fiscal 2008 and, for purposes of determining whether the goals had been achieved, made adjustments to remove restructuring costs, gains and losses on sales of real estate, and other appropriate items. The committee has discretion, in extraordinary circumstances, to modify incentive awards for financial goals, either up or down, for the named executive officers. The committee did not apply this discretion in 2008.

The independent members of the board of directors assess the chief executive officer’s performance each year. This formal assessment includes an evaluation of critical areas, including customer relations, human capital, shareholder value, operating results and strategic goals.

For the other named executive officers, the chief executive officer assesses their individual performance through a formal evaluation of specific goals set at the start of the year. In 2008, the individual evaluation assessed performance in the following key areas, which were approximately equally weighted:

•	Strategic performance

•	Cost reduction

•	Executive development and talent management

Analysis — 2008 MIP Awards Were Below Target Reflecting Our Financial Performance

Our 2008 company financial performance results were below target levels, reflecting the challenging operating environment (discussed above). As such, the named executive officers’ annual incentive awards for financial results (80% of total award opportunity) were below target levels and thus below market median levels.

We believe that if we disclosed the specific financial targets associated with our annual incentive plan, we would give our competitors insight into our operations and cost structure that would harm La-Z-Boy in the marketplace. As a result, we are not disclosing our specific financial targets.

The target financial performance goals are set to be challenging but achievable. Over the prior five years (fiscal years 2003 to 2007), payouts under the MIP for overall company financial performance have averaged about 45% of target.

Award payouts for individual performance, based on an assessment of individual performance, were commensurate with our financial results. These awards were also below target levels.

Presented below are our named executive officers’ 2008 target and actual MIP awards, expressed as a percentage of base salary.

	2008 Target	Actual 2008
Executive	Incentive (%)	Incentive (%)

Kurt L. Darrow	90%	30%
Louis M. Riccio, Jr.	50%	19%
Steven M. Kincaid	50%	8%
Otis S. Sawyer	50%	15%
Rodney D. England	50%	2%

The actual incentive award payouts for our named executives are presented in the “2008 Summary Compensation Table” on page 25 as part of the column, “Non-Equity Incentive Plan Compensation.”

Long-term Equity Award Plan

Long-term Incentive Awards Align Our Executives to the Long Term Interests of Our Shareholders

Our 2004 Long-term Equity Award Plan motivates and rewards executives for creating shareholder value as reflected in the future market price of La-Z-Boy’s common stock. For fiscal 2008, we granted three types of stock-based awards in order to focus on financial results and stock price performance, as well as facilitate longer-term retention. The value our employees receive varies based on the price of our common stock. In addition, for performance-based stock awards, we pay out shares only if the company achieves specified financial goals. We believe these award types and grant mix best achieve our objectives for the plan.

We summarize below each award type and the weighting for our named executive officers.

Award Type	Description	How Value Is Realized
Earned for achievement of financial goals with value tied to La-Z-Boy’s stock price:

Performance-Based Stock Awards (50% of total opportunity)
•   Three-year performance period (fiscal 2008 to 2010)
•   Number of shares earned depends on two financial measures:
  •   First, a minimum diluted earnings per share (EPS) goal must be met
  •   If the EPS goal is met, the number of shares earned is based on net cash provided by operating activities
•   Employees can earn up to 200% of the target opportunity based on performance

•   Awards can be contingently earned based on financial results:
  •   50% for the period ended April 2008
  •   50% for fiscal 2009 (ending April 2009)
•   Earned shares vest, and will be paid, at the end of fiscal 2010

Awards vest for future service with value tied to La-Z-Boy’s stock price:

Stock Options (25% of total opportunity)
•   Right to purchase stock at the exercise price (closing price on date of grant) for up to five years, after which, if not exercised, the option expires
•   Vest in installments of 25% per year beginning one year after the date of grant
• After vesting, an executive may elect (subject to certain restrictions) to exercise a stock option
• The pre-tax value realized, if any, equals the difference between the stock price at exercise and the original grant price (exercise price)
Restricted Stock (25% of total opportunity)	• After three years: 25% of the shares vest • After four years: 25% of the shares vest • After five years: 50% of the shares vest	• After vesting, an executive receives the shares • The actual value realized reflects the stock price upon vesting

We establish award levels for each eligible pay grade after considering market median practices and the total cost to the company. The committee grants annual equity-based awards on the second Wednesday in July. Our chief executive officer has discretion during the year to approve limited grants of restricted stock to recruit executives and reward promoted employees other than the named executive officers.

Accounting and Tax Implications

The committee considers the accounting and tax impact when it sets the type and amount of equity awards. We determine the accounting cost of the stock-based awards as of the date of grant and generally accrue the expense over the vesting period. The ultimate expense for performance-based stock awards is based on the number of shares earned.

We design our stock options and performance-based stock awards to be tax deductible by the company. When executives exercise options or receive performance-based shares, they are taxed at ordinary income rates. At that time, we receive a tax deduction. We may not be able to deduct restricted stock awards for federal income tax purposes. For more discussion of the tax treatment, see Deductibility of Compensation on page 23.

Changes to 2008 and 2009 Performance-Based Stock Awards to Improve Alignment

In the second quarter of fiscal 2008, the compensation committee requested its outside consultant to conduct a market analysis of the company’s long-term incentive plan. The committee and the board of directors reviewed the consultant’s analysis and the status of outstanding performance-based stock awards. Key findings regarding outstanding awards included:

•	The outstanding performance-based stock award opportunities (fiscal 2006, 2007 and 2008 grants) were no longer expected to be earned.

•	No payouts were made for the three-year periods ended fiscal 2004, 2005, 2006 and 2007.

The committee and the board of directors reviewed the structure of the long-term incentive plan as it related to the following objectives for the program:

•	Aligning executives with the company’s business transformation through operating cash flow performance, which measures cash generated from operating results and effective asset management.

•	Focusing executives on near-term performance in order to align to the company’s transformation. As such, one-year performance goals should be used, not three-year performance goals.

•	Providing an incentive for executives to remain with the company and tie the value to La-Z-Boy’s stock price. As such, shares earned as a result of annual cash flow performance should be subject to an additional vesting period with the value ultimately realized dependent on stock price performance.

•	Ensuring the program is straightforward and understandable.

The committee and board determined that the current long-term incentive plan and outstanding award opportunities were not effectively achieving these objectives. Therefore, we made the following changes to the performance-based stock awards under the long-term incentive plan:

1. Amended the outstanding fiscal 2008 performance-based stock awards.  On January 7, 2008, the compensation committee recommended to the board of directors, and on January 8, 2008, the board approved, amendments to the fiscal 2008 awards. These amendments were intended to provide management with realistic incentives tied to critical near-term goals related to the transformation of our business.

•	The board changed the period for which the company’s performance would be measured to determine whether goals were achieved, and it changed the subordinate performance goals. The committee and board determined that aligning executives immediately to critical cash flow objectives for the next six to 18 months was imperative.

•	The board did not make any change to the number of shares that could be earned.

•	Key terms of the original and amended grants are below.

Parameter	Original Grant	Amended Grant
Main goal	Cumulative diluted EPS	Cumulative diluted EPS

Subordinate performance goal	Operating margin	Cash flow from operating activities

Performance period	3 years (fiscal 2008 to 2010)
•   If the fiscal January through April 2008 EPS goal is achieved, 50% of opportunity based on November 2007 to April 2008 cash flow from operating activities
•   If the fiscal 2009 EPS goal is achieved, 50% of opportunity based on fiscal 2009 (May 2008 to April 2009) cash flow from operating activities

Payment/vesting date (if earned)	End of 2010	End of 2010

Outstanding awards previously issued for the fiscal years 2007-2009 period and the fiscal years 2006-2008 period were not amended and were not expected to be earned.

Refer to the “2008 Grants of Plan-Based Awards” table on page 26, which shows the fair value of the fiscal 2008 stock-based grants as of the grant date.

2. Redesigning the performance-based stock awards for fiscal 2009.  The committee and the board redesigned the performance-based stock awards to provide executives a strong incentive for:

•	Achieving cash flow from operating activities targets

•	Retention

On June 13, 2008, the compensation committee amended our 2004 Long-term Equity Award Plan to provide the committee discretion to allocate awards to named executive officers among options, restricted stock, and performance-based stock. On July 9, 2008, we expect to grant awards to the named executive officers consisting of restricted stock (equal to 25% of the total opportunity) and performance-based stock (equal to 75% of the total opportunity). The grants will not include stock options. The performance-based stock will be earned based on our performance in fiscal year 2009 and will be paid only to the named executive officers who are still with us at the end of fiscal year 2011 (except for provisions made for death, disability, and retirement).

Analysis — Awards Earned During 2008 Are Commensurate with Results

Through the amended 2008 performance-based stock awards, we provided executives the opportunity to earn shares based on the company’s EPS and cash flow during the second half of fiscal 2008, provided the executives remain with us through the end of fiscal 2010. The company exceeded the targets we set for those awards, and our named executive officers and other executives earned the maximum shares available from this opportunity.

We believe that if we disclosed the specific financial targets associated with our performance-based stock awards, we would give our competitors insight into our operations and cost structure that would harm La-Z-Boy in the marketplace. As a result, we are not disclosing our specific financial targets.

The target financial performance goals are set to be challenging but achievable. We made no payouts for the grants we made that ended in each of the four years prior to fiscal 2008 (three-year periods ended fiscal 2004 to 2007).

Payouts for Grants Made Prior to Fiscal 2008

All of our named executive officers realized value in fiscal 2008 for restricted stock grants made prior to 2008. The restriction period lapsed on a portion of grants made in fiscal 2005. In addition, upon Mr. England’s retirement in February 2008 the restrictions lapsed on the restricted stocks granted in fiscal years 2006 and 2007 as well as for the remaining restricted stock from fiscal 2005. The pre-tax amounts realized are shown in the 2008 Option Exercises and Stock Vested Table (on page 29).

Due to the company’s financial performance, no shares were earned for the 2006 to 2008 performance-based stock awards (granted in August 2005). There were no stock option exercises during the year.

Other Executive Compensation Program Design Elements

Our Officers Are Required to Maintain a Minimum Level of Stock Ownership

In June 2005, we set minimum stock ownership guidelines for senior executives, including the named executive officers. The ownership guidelines for named executive officers vary from about 38,000 to 144,000 shares, depending on the executives’ responsibilities. We set the ownership levels to represent about two year’s salary for the other officers and four times annual salary for our chief executive officer. Once an executive becomes subject to the guideline, the executive has five years to comply.

In determining compliance with the guidelines, we include shares owned directly, shares held in a family trust or qualified retirement program, service-based restricted stock, and contingently earned (but unvested) performance-based stock awards. We treat such shares as “Held” in the following table. The committee annually monitors compliance with the guidelines. As of April 26, 2008, Mr. Darrow and Mr. Kincaid were already in compliance with their guidelines. Two officers, who began in their positions during 2007 (Mr. Riccio and Mr. Sawyer), are not currently in compliance. Both Mr. Riccio and Mr. Sawyer have until 2012 to reach the required ownership level.

Stock Ownership Table

	Date by Which	Minimum		% of Ownership
	Requirement	Ownership	Total Number of	Guideline
Name	Must be Met	Requirement	Shares Held	Achieved

Kurt L. Darrow	8/1/10	144,058	235,547	164%
Louis M. Riccio, Jr.	5/1/12	45,070	28,692	64%
Steven M. Kincaid	8/1/10	38,415	84,850	221%
Otis S. Sawyer	5/1/12	40,141	33,475	83%

Retirement Benefits for Executives Are the Same as Other Corporate Salaried Employees

Our named executive officers are eligible to participate in the same retirement benefit programs we offer to salaried employees at the corporate level. We currently offer a 401(k) plan with company-provided match. In addition, we have a retirement contribution and profit sharing plan into which we make a contribution for each participant equal to 2% of the participant’s salary and bonus, with the potential of greater contributions based on the company’s annual profitability. For fiscal year 2008, we made a total contribution of 2% for each participant. Contributions for the named executive officers may instead be made into the Deferred Compensation Plan as described below.

Executives May Defer the Receipt of Base Salary and Annual Incentives Earned

The 2005 Executive Deferred Compensation Plan allows executives to defer the receipt of earned pay. Prior to the start of fiscal 2008, participants could elect to defer up to 100% of their salary and MIP award for the year.

In addition, we contribute to this plan any company 401(k) match and profit sharing contributions that cannot be credited to the executives’ accounts due to Internal Revenue Code limitations. These contributions are equivalent to the amounts other participants receive (measured as a percentage of pay).

We Have Change in Control Agreements to Ensure Continuity of Leadership

We have change in control agreements with our named executive officers to ensure continuity of our leadership in the event of a change in ownership of the company. Under the agreements, if there is a change in control and an executive’s employment is subsequently terminated, the officer would receive cash payments and other benefits. The total change in control-related payment is capped so as not to result in any excise taxes. Under our long-term incentive plan, all unvested stock options and restricted share awards would immediately vest and performance-based shares would be paid based on performance to date.

We do not have a formal severance plan for the named executive officers.

The Potential Payments Upon Termination or Change in Control section, beginning on page 30, shows the change in control agreements and potential payments.

Other Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally precludes public companies from taking a tax deduction for compensation over $1 million to a named executive officer unless the compensation is performance-based. Equity grants were made under the 1997 Incentive Stock Option Plan and are made under the Long-term

Equity Award Plan. These plans provide for the granting of awards that qualify as performance-based compensation exempt from the tax deduction limit. Stock options and performance-based stock awards qualify as performance-based compensation. Restricted stock awards do not.

We monitor the executive pay programs with respect to the present federal tax law to maximize the deductibility of compensation paid to named executives. However, we may pay compensation in excess of the Section 162(m) limitation if we conclude that it would be in the best interests of La-Z-Boy and its shareholders.

Potential Adjustment/Recovery of Previously Paid Incentive Awards

If performance metrics upon which annual or long-term incentive award payments are based are later restated or otherwise adjusted, we can potentially adjust or recover such related incentive award payments. We do not have a formal policy regarding compensation recoupment. We will consider making such adjustments on a case-by-case basis if such situations arise.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and this proxy statement.

Richard M. Gabrys, Chairman
Dr. H. George Levy
W. Alan McCollough
Nido R. Qubein
Jack L. Thompson

EXECUTIVE COMPENSATION

For fiscal 2008, the Summary Compensation Table and other tables present pay for five executive officers. This includes four executive officers serving at the end of 2008 and one former officer, who retired during fiscal 2008.

Executive Officers as of April 26, 2008

•	Kurt L. Darrow, President and Chief Executive Officer

•	Louis M. Riccio, Jr., Senior Vice President and Chief Financial Officer

•	Steven M. Kincaid, Senior Vice President and President Casegoods Product

•	Otis S. Sawyer, Senior Vice President and President Non-Branded Upholstered Product

Former Officer (retired on February 22, 2008)

•	Rodney D. England, former Senior Vice President and President Non-Branded Upholstered Product

Summary Compensation Table

The Summary Compensation Table presents “total compensation” (see footnotes for the included pay elements) for the named executive officers.

•	Actual value realized in 2008 for previously granted long-term incentives is presented in the Option Exercises and Stock Vested table on page 29.

•	Target annual and long-term incentive opportunities for fiscal 2008 are presented in the Grants of Plan-Based Awards table on page 26.

2008 Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Kurt L. Darrow	2008	$675,000	$375,504	$330,310	$202,000	$75,695	$1,658,509
President & Chief Executive Officer	2007	$675,000	$179,912	$262,058	$150,000	$76,821	$1,343,791

Louis M. Riccio, Jr.	2008	$320,000	$52,666	$43,992	$61,000	$25,190	$502,848
Senior Vice President & Chief Financial Officer	2007	$320,000	$18,323	$33,142	$35,000	$24,138	$430,603
Steven M. Kincaid	2008	$360,000	$124,233	$113,718	$27,000	$38,444	$663,395
Senior Vice President & President Casegoods Product	2007	$360,000	$82,313	$107,702	$110,000	$44,080	$704,095
Otis S. Sawyer	2008	$285,000	$62,821	$57,125	$42,000	$20,388	$467,334
Senior Vice President & President Non-Branded Upholstered Product	2007	$285,000	$28,478	$44,483	$28,000	$44,655	$430,616
Rodney D. England(5)	2008	$297,693	$125,113	$113,718	$6,252	$10,873	$553,649
Former Senior Vice President & President Non-Branded Upholstered Product	2007	$360,000	$82,313	$107,702	$110,000	$36,156	$696,171

(1)	Reflects the FAS 123R expense during the fiscal year for outstanding restricted share awards on which the restrictions have not lapsed. We valued the restricted shares using the closing price of La-Z-Boy stock on the date of grant. For 2008, also includes the FAS 123R expense during the fiscal year for outstanding performance-based share awards. In fiscal 2007, no FAS 123R expense was accrued for outstanding performance-based share awards since the minimum performance goals were unlikely to be met.

(2)	Reflects the FAS 123R expense during the fiscal year for outstanding stock option awards. For additional information regarding the assumptions we used in valuing the awards, refer to Note 12 (Stock-Based Compensation) to the Consolidated Financial Statements found in Item 8 of Part II of our 2008 Form 10-K.

(3)	Consists of cash awards for the achievement of performance results for the respective year made under our management incentive plan (MIP). Payments are made in the first quarter following completion of the fiscal year.

(4)	All Other Compensation for 2008 includes the following:

• Company contributions to 401(k), profit sharing and Executive Deferred Compensation Plans of the following amounts: Mr. Darrow $72,805, Mr. Riccio $24,295, Mr. Kincaid $35,894, Mr. Sawyer $19,631 and Mr. England $10,392.

• Company paid life insurance premiums, physicals and tax reimbursements related to company contributions to the deferred compensation plans.

(5)	Mr. England retired on February 22, 2008.

Grants of Plan-Based Awards

The following table provides details of all incentive plan-based awards granted to the named executive officers during fiscal 2008. Specifically, the table presents the following fiscal 2008 incentive awards:

•	Annual management incentive award (MIP) potential award range (see “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns). The actual awards are presented in the Summary Compensation Table (see page 25)

•	Performance-based stock awards (see “Estimated Future Payouts Under Equity Incentive Plan Awards” columns). The actual awards will be determined based on fiscal 2008 and 2009 performance and, if earned, paid at the end of fiscal 2010

•	Restricted shares

•	Stock options

2008 Grants of Plan-Based Awards

									All Other Option
								All Other Stock	Awards:
								Awards:	Number of	Exercise or	Grant Date Fair
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Number of	Securities	Base Price of	Value of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of Stock	Underlying	Option Awards	& Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	or Units (#)	Options (#)	($/Sh)	Awards(2)

Kurt L. Darrow

2008 Annual Incentive (MIP)		$0	$607,500	$1,215,000

Performance Shares FY08-10	7/11/2007				22,850	45,700	91,400				$523,265

Restricted Shares	7/11/2007							22,900			$262,205

Stock Options	7/11/2007								88,400	$11.45	$254,592

Louis M. Riccio, Jr.

2008 Annual Incentive (MIP)		$0	$160,000	$320,000

Performance Shares FY08-10	7/11/2007				5,850	11,700	23,400				$133,965

Restricted Shares	7/11/2007							5,800			$66,410

Stock Options	7/11/2007								22,600	$11.45	$65,088

Steven M. Kincaid

2008 Annual Incentive (MIP)		$0	$180,000	$360,000

Performance Shares FY08-10	7/11/2007				5,850	11,700	23,400				$133,965

Restricted Shares	7/11/2007							5,800			$66,410

Stock Options	7/11/2007								22,600	$11.45	$65,088

Otis S. Sawyer

2008 Annual Incentive (MIP)		$0	$142,500	$285,000

Performance Shares FY08-10	7/11/2007				5,850	11,700	23,400				$133,965

Restricted Shares	7/11/2007							5,800			$66,410

Stock Options	7/11/2007								22,600	$11.45	$65,088

Rodney D. England(3)

2008 Annual Incentive (MIP)		$0	$180,000	$360,000

Performance Shares FY08-10	7/11/2007				5,850	11,700	23,400				$133,965

Restricted Shares	7/11/2007							5,800			$66,410

Stock Options	7/11/2007								22,600	$11.45	$65,088

(1)	Actual awards can be up to 200% of target based on performance results.

(2)	Represents the FAS 123R grant-date fair value which would be expensed, as appropriate, over the vesting/performance period.

(3)	Mr. England retired on February 22, 2008, which resulted in a prorated MIP award based on actual financial results for the year and forfeiture of the July 2007 performance-based stock and restricted stock grants.

Outstanding Equity Awards at Fiscal Year-End

The following table presents all outstanding stock options and unvested stock awards (performance-based stock and restricted stock) held by the named executive officers at the end of the fiscal year. Market values for the unvested stock awards are presented based on the closing stock price of La-Z-Boy’s stock on April 25, 2008, of $6.91.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards						Stock Awards
									Equity Incentive	Equity Incentive
									Plan Awards:	Plan Awards:
		Number of	Number of				Number of		Number of	Market or Payout
		Securities	Securities				Shares or	Market Value of	Unearned Shares,	Value of Unearned
		Underlying	Underlying	Option			Units of Stock	Shares or Units of	Units or Other	Shares, Unit or
		Unexercised	Unexercised	Exercise	Option		That Have Not	Stock That Have	Rights That Have	Other Rights That
	Grant	Options (#)	Options (#)	Price	Expiration		Vested	Not Vested	Not Vested	Have Not Vested
Name	Year	Exercisable	Unexercisable(1)	($)	Date		(#)(2)	($)	(#)(3)	($) (3)

Kurt L. Darrow
Restricted Shares							78,000	$538,980
Performance-based Stock Awards							45,700	$315,787	34,275	$236,840
Stock Options	2008	0	88,400	$11.45	7/11/2012
	2007	22,100	66,300	$13.26	8/16/2011
	2006	44,200	44,200	$13.57	8/23/2010
	2005	33,600	11,200	$16.66	8/10/2009
	2004	33,100	0	$22.20	9/30/2013
	2004	16,900	0	$20.44	8/12/2013
	2003	16,900	0	$22.60	8/14/2012
Louis M. Riccio, Jr
Restricted Shares							13,950	$96,395
Performance-based Stock Awards							11,700	$80,847	8,775	$60,635
Stock Options	2008	0	22,600	$11.45	7/11/2012
	2007	5,650	16,950	$13.26	8/16/2011
	2006	3,000	3,000	$13.57	8/23/2010
	2005	2,700	900	$16.66	8/10/2009
	2004	5,000	0	$20.44	8/12/2013
	2003	5,000	0	$22.60	8/14/2012
	2001	590	0	$16.42	4/29/2009
	2001	1,180	0	$24.69	5/7/2008
Steven M. Kincaid
Restricted Shares							20,400	$140,964
Performance-based Stock Awards							11,700	$80,847	8,775	$60,635
Stock Options	2008	0	22,600	$11.45	7/11/2012
	2007	5,650	16,950	$13.26	8/16/2011
	2006	11,300	11,300	$13.57	8/23/2010
	2005	10,800	3,600	$16.66	8/10/2009
	2004	16,900	0	$20.44	8/12/2013
	2003	16,900	0	$22.60	8/14/2012
Otis S. Sawyer
Restricted Shares							16,975	$117,297
Performance-based Stock Awards							11,700	$80,847	8,775	$60,635
Stock Options	2008	0	22,600	$11.45	7/11/2012
	2007	5,650	16,950	$13.26	8/16/2011
	2006	6,800	6,800	$13.57	8/23/2010
	2005	6,900	2,300	$16.66	8/10/2009
	2004	5,000	0	$20.44	8/12/2013
	2003	2,000	0	$22.60	8/14/2012
Rodney D. England
Restricted Shares							0	$0
Performance-based Stock Awards									5,850	$40,424
Stock Options	2008	22,600	0	$11.45	2/22/2011	(4)
	2007	22,600	0	$13.26	2/22/2011	(4)
	2006	22,600	0	$13.57	8/23/2010
	2005	14,400	0	$16.66	8/10/2009
	2004	16,900	0	$20.44	2/22/2011	(4)
	2003	16,900	0	$22.60	2/22/2011	(4)

(1)	Stock options that were unvested will vest as follows:

Grant Year	Vesting Schedule

2008	1/4 of the unvested options vest on each July 11 during 2008 to 2011
2007	1/3 of the unvested options vest on each August 16 during 2008 to 2010
2006	1/2 of the unvested options vest on each August 23 during 2008 to 2009
2005	Vest on August 10, 2008

Upon retirement, Mr. England’s stock options immediately vested.

(2)	Unvested restricted share grants will vest as follows:

	Restricted Shares
	7/11/2007	8/16/2006	8/23/2005	8/10/2004
Grant Dates	2008 Grant(a)	2007 Grant(b)	2006 Grant(c)	2005 Grant(d)	Total

Kurt L. Darrow	22,900	22,900	22,900	9,300	78,000
Louis M. Riccio, Jr.	5,800	5,800	1,600	750	13,950
Steven M. Kincaid	5,800	5,800	5,800	3,000	20,400
Otis S. Sawyer	5,800	5,800	3,500	1,875	16,975
Rodney D. England	0	0	0	0	0

a)	Shares vest 25% on 7/11/2010, 25% 7/11/2011, and 50% 7/11/2012

b)	Shares vest 25% on 8/16/2009, 25% 8/16/2010, and 50% 8/16/2011

c)	Shares vest 25% on 8/23/2008, 25% 8/23/2009, and 50% 8/23/2010

d)	25% of the original grant vested 8/10/2007. The unvested shares are shown and vest 25% on 8/10/2008 (1/3 of the unvested shares) and 50% vest on 8/10/2009 (2/3 of the unvested shares)

The earned but unvested performance-based shares will vest in April 2010. Upon Mr. England’s retirement, restrictions lapsed on his 2005 to 2007 restricted share grants; the 2008 grant was forfeited.

(3)	Unearned performance-based shares are shown assuming threshold performance. For the remaining 50% of the 2008 performance-based share awards (granted 7/11/07), an accounting expense is being accrued assuming maximum performance is achieved. If we meet the fiscal 2009 EPS main goal and threshold performance on the subordinate goals, the awards would be earned as presented in the table below. The 2007 performance-based share awards are shown at threshold performance. However, no accounting expense is being accrued for the 2007 performance-based awards, as the minimum performance goals are unlikely to be met.

	Performance-Based Shares
	7/11/2007	8/16/2006
	2008 Grant	2007 Grant
Grant Dates	at Threshold(a)	at Threshold(b)	Total

Kurt L. Darrow	11,425	22,850	34,275
Louis M. Riccio, Jr.	2,925	5,850	8,775
Steven M. Kincaid	2,925	5,850	8,775
Otis S. Sawyer	2,925	5,850	8,775
Rodney D. England	0 (c)	5,850	5,850

a)	Can be earned for performance in fiscal 2009 (ending April 2009) and, if earned, vest in April 2010.

b)	Three-year performance period ends fiscal 2009 (April 2009)

c)	Award cancelled since retirement date was less than 12 months from award date

(4)	Option expiration date accelerated due to retirement

Option Exercises and Stock Vested

The following table provides details for each of the named executive officers regarding stock options exercised and stock awards vested during fiscal 2008.

	Option Exercises and Stock Vested in 2008
	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)(1)

Kurt L. Darrow	0	$0	3,100	$32,457
Louis M. Riccio, Jr.	0	$0	250	$2,618
Steven M. Kincaid	0	$0	1,000	$10,470
Otis S. Sawyer	0	$0	625	$6,544
Rodney D. England	0	$0	15,600	$143,768

(1)	The dollar value of the vested restricted stock award reflects the total pre-tax value realized (based on the price of La-Z-Boy stock at vesting).

Non-Qualified Deferred Compensation

The following table provides details for the named executive officers regarding their non-qualified deferred compensation accounts as of April 26, 2008. Company contribution amounts reflect contributions to the 401(k) and profit sharing plans that could not be made under the qualified plan due to IRS rules. Aggregate balances include deferred salary and MIP awards earned in prior years but voluntarily deferred by the officers. Additional discussion of our non-qualified deferred compensation program is presented below the table.

	2008 Non-Qualified Deferred Compensation
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
Name	Last FY ($)(1)	Last FY ($)(2)	Last FY ($)(3)	Distributions ($)	FYE ($)(4)

Kurt L. Darrow	0	$63,805	$(65,874)	$0	$1,119,145
Louis M. Riccio, Jr.	0	$15,428	$(4,202)	$18,364	$74,508
Steven M. Kincaid	0	$26,894	$(22,746)	$0	$1,334,517
Otis S. Sawyer	0	$15,383	$5,677	$0	$266,320
Rodney D. England	0	$9,949	$57,929	$989,173	$571,871

(1)	There were no elective deferrals of base salary or FY 2008 MIP awards.

(2)	Company contributions to the Executive Deferred Compensation Plan to cover 401(k) and profit sharing contributions that could not be made under the qualified plans. Amounts were included in All Other Compensation in the Summary Compensation Table.

(3)	Earnings were not reported in Summary Compensation Table because they were not above-market or preferential.

(4)	The portions of the aggregate balance representing executive and company contributions for fiscal years before 2007 were reported in the appropriate columns of our Summary Compensation Tables for previous years.

All of the executives’ deferrals and any company match or profit sharing amounts are added to a recordkeeping account. The account is credited with earnings or losses, depending upon actual performance of the mutual-fund-type investment alternatives the participant has chosen. These are the same investment alternatives available to non-executive participants.

Payment of a participant’s account balance is deferred until a date designated by the participant upon making the deferral election. The deferral amounts are paid either in one lump sum or in annual installments for up to 15 years. Upon the death of the participant, any remaining balance in the participant’s account will be paid to the participant’s designated beneficiary.

Potential Payments Upon Termination or Change-in-Control

This section presents the estimated potential incremental payments to the named executive officers upon a termination of employment. The discussion is organized as follows:

•	Amounts payable upon termination, regardless of manner

•	Amounts potentially payable upon disability, retirement or death

•	Officer retirement during fiscal 2008

•	Amounts potentially payable upon a change in control and termination of employment

We do not have a formal severance plan (not related to a change in control) for officers.

Payments Made Upon Termination (all types)

An officer is entitled upon termination to receive amounts earned during the term of employment. These amounts, which are not included in the table below, include:

•	Accrued salary

•	Amounts contributed under retirement and non-qualified deferred compensation plans

Upon a termination other than due to disability, retirement, death or change in control, no other benefits are payable. Additional benefits payable for other termination events are presented below.

Payments Made Upon Disability or Retirement

In the event of disability or retirement, the officer will also receive the following incremental benefits:

•	Stock options: accelerated vesting of unvested options.

•	Restricted shares: restrictions lapse, provided the employee remains in the employ of La-Z-Boy or a subsidiary for at least one year past the grant date of the award.

•	Performance-based shares: provided the employee remains in the employ of the company or a subsidiary for at least one year past the grant date of the award, awards will continue to remain outstanding until the end of the three-year duration of the grant. If, at that time, awards are paid for the period, the executive will receive an award prorated based on the number of full calendar months the executive worked during the three-year duration of the grant. The table shows one-third of the value of the earned 2008 performance-based stock awards.

•	MIP awards: payment of the MIP percentage award an officer would have received based on performance results, applied to the officer’s actual earnings during the year. The MIP awards earned and paid for fiscal 2008 performance, which are reported in the Summary Compensation Table on page 25, are not included in the table below.

Payments Made Upon Death

In the event of death, the officer’s beneficiary will also receive the following incremental benefits:

•	Stock options: accelerated vesting of unvested options.

•	Restricted shares: restrictions lapse.

•	Performance-based shares: awards will continue to remain outstanding until the end of the three-year duration of the grant. Instead of payment at the end of the period, the following payment formula may be applied (subject to approval by the compensation committee):

•	Pay 35% of the maximum award if the officer’s last day of active employment was during the first half of the performance period; or

•	Pay 50% of the maximum award if the officer’s last day of active employment was during the second half of the period.

The table shows one-third of the value of the earned 2008 performance-based stock awards.

•	MIP awards: payment of the MIP percentage award an officer would have received based on performance results, applied to actual earnings during the year. The MIP awards earned and paid for fiscal 2008 performance, which are reported in the Summary Compensation Table on page 25, are not included in the table below.

Additionally, the officers will receive benefits under disability or life insurance plans available generally to all salaried employees. These potential payments are not reflected in the table.

Officer Retirement in Fiscal 2008

Upon his retirement as an employee in February 2008, Mr. England’s outstanding incentive grants were treated in accordance with the applicable plan provisions for retired employees. The value of his outstanding long-term incentive awards, as of April 25, 2008, is shown in the Outstanding Equity Awards at 2008 Fiscal Year-End table.

Refer to other sections of this proxy statement for further details on Mr. England’s compensation.

Change in Control

The Change in Control agreements are designed primarily to aid in ensuring continued management in the event of an actual or threatened change in control of La-Z-Boy. The agreements provide that in the event the covered employee is terminated other than upon death, disability or for cause within three years after a change in control, the person will be entitled to the following:

•	Lump sum severance payment equal to three times annualized salary and three times the average bonus amount paid in the prior three years

•	Continuation of health benefits and insurance for three years

•	Reimbursement of certain legal fees and expenses incurred by the employee in enforcing the agreement

For each officer, the total change in control payments are capped so as not to result in any excise taxes. The agreements automatically renew for an additional one-year period unless either party gives the other 90 days prior notice of non-extension. If a change in control occurs, the agreements automatically extend for 36 months.

Under the 2004 Long-term Equity Award Plan, unvested stock options and restricted shares immediately vest upon a change in control. Performance-based shares would be paid based on performance to date. The table shows the value of the earned 2008 performance-based stock awards.

Table of Estimated Potential Payments

The following table presents estimated incremental payments (payable only as a result of the terminating event) that would have been payable in the event of change in control, disability, retirement or death. The amounts shown assume the termination was effective as of the last business day of fiscal 2008. The value of equity awards is based on La-Z-Boy’s closing price of $6.91 on April 25, 2008 (the last business day of the fiscal year). These amounts are estimates of the incremental amounts that would have been paid to the named executive officer if the termination had occurred at the end of fiscal 2008. The actual amounts paid in future years, if any, will depend upon the executive’s pay, terms of separation, and La-Z-Boy’s stock price at the time of termination.

Mr. England is excluded from the table since he had retired earlier. The compensation he received as a result of his termination is included in the 2008 Summary Compensation Table on page 25 and the Option Exercises and Stock Vested in 2008 table on page 29.

Potential Payments Upon Termination or Change in Control

		Disability/
	Change in	Retirement/
Name and Benefit	Control	Death(1)

Kurt L Darrow
Base Salary (3 times annual salary)(2)	$1,412,699	$0
Annual Incentive (3 times average 3 years actual bonus)	$753,540	$0
Stock Options (accelerated vesting)	$0	$0
Restricted Shares (accelerated vesting)	$538,980	$538,980
Performance-Based Shares	$315,787	$105,262
Broad-Based Benefits (3 years of health/insurance)	$23,427	$0
Total Incremental Pay	$3,044,433	$644,242

Louis M. Riccio, Jr.
Base Salary (3 times annual salary)(2)	$499,519	$0
Annual Incentive (3 times average 3 years actual bonus)	$116,442	$0
Stock Options (accelerated vesting)	$0	$0
Restricted Shares (accelerated vesting)	$96,395	$96,395
Performance-Based Shares	$80,847	$26,949
Broad-Based Benefits (3 years of health/insurance)	$38,076	$0
Total Incremental Pay	$831,279	$123,344

Steven M. Kincaid
Base Salary (3 times annual salary)(2)	$689,108	$0
Annual Incentive (3 times average 3 years actual bonus)	$234,432	$0
Stock Options (accelerated vesting)	$0	$0
Restricted Shares (accelerated vesting)	$140,964	$140,964
Performance-Based Shares	$80,847	$26,949
Broad-Based Benefits (3 years of health/insurance)	$32,280	$0
Total Incremental Pay	$1,177,631	$167,913

Otis Sawyer
Base Salary (3 times annual salary)(2)	$512,868	$0
Annual Incentive (3 times average 3 years actual bonus)	$127,384	$0
Stock Options (accelerated vesting)	$0	$0
Restricted Shares (accelerated vesting)	$117,297	$117,297
Performance-Based Shares	$80,847	$26,949
Broad-Based Benefits (3 years of health/insurance)	$37,857	$0
Total Incremental Pay	$876,253	$144,246

(1)	Reflects the value as of April 25, 2008 of all outstanding restricted shares (including the July 2007 grants)

(2)	This amount was reduced so the total change in control payments would not result in excise taxes.

PROPOSAL NO. 2: TO RATIFY THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee selects and hires our independent registered public accounting firm, and it has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2009. PricewaterhouseCoopers LLP acted as our independent registered public accounting firm for fiscal 2008, and we believe it is well qualified to act in that capacity again this year. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and to answer questions.

We are asking you to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of PricewaterhouseCoopers LLP to you for ratification as a matter of good corporate practice. If the audit committee’s selection is not ratified, it will reconsider the selection. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of La-Z-Boy and our shareholders.

Our management will present the following resolution to the meeting:

RESOLVED, that the audit committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for La-Z-Boy Incorporated for fiscal 2009 is ratified.

The board of directors recommends a vote FOR Proposal No. 2.

PROPOSAL NO. 3: TO APPROVE AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS REDUCING VOTE REQUIRED FOR SHAREHOLDER AMENDMENT OF BYLAWS FROM 67% TO A MAJORITY

Our articles of incorporation and bylaws currently provide that shareholders can amend the bylaws only if the proposed amendment is approved by the holders of at least 67% of our outstanding shares. We believe it would be more consistent with modern principles of corporate governance to eliminate that high vote requirement so that holders of a majority of our outstanding shares would have the right to approve bylaw amendments. To accomplish this change, our board of directors has:

•	proposed an amendment to Section (1) of Article X of our articles of incorporation and recommended it for approval by shareholders; and

•	adopted an amendment to Article VIII of our bylaws, subject to shareholder approval as required by the bylaws as currently in effect.

Together, these amendments would reduce the required vote for shareholder action to amend our bylaws from 67% of the outstanding shares entitled to vote in the election of directors to a majority of those shares outstanding. In addition, the bylaw amendment would remove the current requirement that any amendment by the board of the bylaw provision specifying the required vote for amendment by shareholders would not be effective unless approved by at least 67% of our outstanding shares. The texts of the amendments, marked to show the changes they would make, are set forth in Annex A to this proxy statement.

Under our articles of incorporation and bylaws as currently in effect and the applicable resolutions of our board of directors, approval of this proposal requires the affirmative vote of the holders of at least 67% of our outstanding common stock. Any shares not voted for any reason, including abstentions or broker non-votes, will therefore have the same effect as “no” votes.

The board of directors recommends a vote FOR Proposal No. 3.

PROPOSAL NO. 4: TO APPROVE AMENDMENT TO ARTICLES OF INCORPORATION
ELIMINATING HIGH VOTE REQUIREMENT FOR CERTAIN MERGERS AND OTHER TRANSACTIONS

Our articles of incorporation currently provide that we cannot engage in any of the following transactions with a 10% shareholder unless the transaction is approved by the holders of at least 67% of our outstanding shares:

•	a merger;

•	the sale of all or any substantial part of our assets; or

•	the issuance of any of our voting securities in exchange for securities or property of the other person.

The 67% vote requirement does not apply, however, in any of the four following situations:

•	all three of the following conditions are satisfied —

•	the per share value of the consideration to be received by our shareholders is at least equal to the highest price paid by the other person for any of its holdings,

•	the consideration to be received by our shareholders is of the same kind paid by the other person when it acquired its La-Z-Boy shares, and

•	the other person has not received any loans or other financial assistance or tax credits from us;

•	the transaction is substantially consistent with a memorandum of understanding approved by our board of directors before the other person became a 10% shareholder;

•	after the other person became a 10% shareholder, the transaction is approved by a majority of our board members who are “continuing directors” (generally defined as directors elected by shareholders before the other person became a 10% shareholder; also includes any director elected by shareholders after that time on the recommendation of a majority of the continuing directors to succeed a continuing director); or

•	the other party to the transaction is a majority-owned subsidiary of La-Z-Boy.

When this provision was adopted in 1983, its purpose was to ensure equitable treatment among all shareholders, especially in the case of a squeeze-out in a two-tier tender offer. Due to changes in Michigan corporation law since that time, the need for this protection has diminished, and we have concluded that it would now be in our shareholders’ best interest to eliminate it. To accomplish this, our board of directors has proposed deleting the entire text of Article VIII of our articles of incorporation (the article containing the provisions described above) and making a conforming change in Section (2) of Article X (relating to amendments). If shareholders approve the proposed amendment, then any future transactions of the type described above would only require approval as specified by applicable law, which in most cases would be approval by holders of a majority of our outstanding shares. The text of the amendment, marked to show the changes it would make, is set forth in Annex B to this proxy statement.

Under our articles of incorporation as currently in effect, approval of this proposal requires the affirmative vote of the holders of a majority of our outstanding common stock. Any shares not voted for any reason, including abstentions or broker non-votes, will therefore have the same effect as “no” votes.

The board of directors recommends a vote FOR Proposal No. 4.

PROPOSAL NO. 5

Shareholder Proposal

California Public Employees’ Retirement System, P.O. Box 942707, Sacramento, California 94229-2707, has notified us that it intends to submit the following proposal at the annual meeting:

RESOLVED, that the stockholders of La-Z-Boy Incorporated (“Company”) amend the Company’s bylaws to reorganize the Board of Directors, in accordance with applicable state law, into one class by amending and restating Section 2 of ARTICLE IV Directors as follows:

Section 2.  Classification and Term of Office.  The Board of Directors shall consist of one class each serving a term of one year. The initial declassification of the Directors after adoption of this bylaw may be effected in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement

Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund with approximately 1.5 million participants, and as the significant owner of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal that seeks to reorganize the Board of Directors of the Company so that each director stands before the shareowners for re-election each year. We hope to eliminate the Company’s so-called “classified board,” whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareowners can only vote on a portion of the Board at any given time.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that when directors are accountable for their actions, they perform better. A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 3/2005). CalPERS also believes that shareowners are willing to pay a premium for corporations with excellent corporate governance. If the Company were to take the steps necessary to declassify its Board, CalPERS believes it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

We seek to improve that performance and ensure the Company’s continued viability through this structural reorganization of the Board. If passed, shareowners would have the opportunity to register their views at each annual meeting — on performance of the Board as a whole and of each director as an individual.

CalPERS urges you to join us in voting to declassify the election of directors, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.

Vote Required and Board Recommendation

As discussed above, our articles of incorporation and bylaws currently provide that shareholders can amend the bylaws only if the proposed amendment is approved by the holders of at least 67% of our outstanding shares. In another proposal, we are asking shareholders to approve amendments to reduce that requirement to a majority vote. Even if that other proposal passes, it cannot take effect until we file a corresponding certificate of amendment to our articles of incorporation with state authorities, which we cannot do until after the annual meeting. Therefore, under our articles of incorporation and bylaws as currently in effect, approval of this proposal requires the affirmative vote of the holders of at least 67% of our outstanding common stock. Any shares not voted for any reason, including abstentions or broker non-votes, will therefore have the same effect as “no” votes.

The board of directors recommends a vote AGAINST this proposal for the following reasons:

The resolution proposed by CalPERS is not in the best interests of La-Z-Boy’s shareholders and has missed the mark in two ways.

First, our staggered board provides continuity during a time of unprecedented changes in our industry and our company that will continue for years. The staggered board permits us to offer director candidates a three-year commitment and to expect the same from them. It provides a long-range viewpoint. It helps us remain continuously in compliance with SEC and NYSE rules on qualification for service on our audit and other important committees. And it makes us think very hard before nominating any director candidate because we know that if we were to make an incorrect decision, the person we nominated would likely remain on the board for at least three years. Continuity in developing and pursuing strategic change and in operation of key board committees is essential to supporting management in achieving long range success in this turbulent business environment.

Second, the staggered boards of most companies that have them are established in their charters. Shareholders in a Delaware corporation cannot amend the charter without board approval. This arrangement makes it nearly impossible for shareholders to replace more than a third of the directors per year and provides one of the most potent of all takeover defenses.

We do not have that arrangement.

La-Z-Boy Incorporated is a Michigan corporation with its staggered board established in its bylaws, which can be amended anytime by shareholder vote. Anyone with the votes to replace our directors — either in a proxy contest or after a takeover — could simply repeal the staggered board bylaw at the same time. Our bylaws-based staggered board provides no opportunity for entrenchment and no defense against hostile takeovers.

Ironically, the proposal itself demonstrates this point elegantly. If shareholders approve the proposal, our staggered board will be eliminated. Nothing could be simpler. There is no reason to eliminate the staggered board now, in the absence of any proxy or takeover contest, when the winner of any such contest could so easily eliminate it then.

We believe CalPERS’s citation of the 2004 — 2005 Harvard study is misleading. CalPERS ignores footnote 5, in which the authors specifically note the difference between charter-based staggered boards, which are highly effective in thwarting hostile takeovers, and bylaws-based staggered boards like La-Z-Boy’s, which are not. (The authors also note that the bylaws-based variety is quite rare.)

One of the experts cited in the study, Harvard law and business professor Guhan Subramanian, wrote in a February 14, 2007 New York Times op-ed article:

It is well known that staggered boards provide corporations with greater stability, improved independence of outside directors, and a longer-term perspective and that eliminating them may increase the risk of undue focus on short-term goals, no internal counter weight to manager’s focus on quarterly earnings, and a lack of continuity in overseeing management of the company... A bylaws-based staggered board meets the interests of all sides.

OTHER MATTERS

Next Annual Meeting

Shareholder Proposals for the 2009 Annual Meeting

Under the rules of the Securities and Exchange Commission, if a shareholder wishes to submit a proposal for possible inclusion in La-Z-Boy Incorporated’s 2009 proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, we must receive it on or before March   , 2009.

Our bylaws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders, or to propose business for consideration at such meeting outside of Rule 14a-8, written notice containing the information required by the bylaws generally must be delivered to the Secretary at our principal executive offices, not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a shareholder nomination or proposal intended to be considered at the 2009 annual meeting must be received by the Secretary on or after April 22, 2009, and no later than May 22, 2009. Proxies for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposal for which we do not receive a timely notice.

All proposals must be in writing and should be mailed to La-Z-Boy Incorporated, to the attention of the Corporate Secretary, 1284 North Telegraph Road, Monroe, MI 48162. A copy of the bylaws may be obtained by written request to the same address.

Costs of Proxy Solicitation

We will pay the expense of soliciting proxies pursuant to this proxy statement. That expense is expected to be limited to the cost of preparing and mailing this proxy statement and accompanying documents.

You may vote by mail, by telephone or on the Internet. Your vote is important. Even if you plan to attend the meeting, please vote by proxy card, telephone or computer as soon as possible.

BY ORDER OF THE BOARD OF DIRECTORS

James P. Klarr, Secretary

Monroe, Michigan
July   , 2008

We will send you a copy of our Form 10-K Annual Report for the fiscal year ended April 26, 2008 without charge if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162. You also can obtain copies of our Form 10-K and the other reports we file with the SEC on our Web site at www.la-z-boy.com or through the SEC’s Web site at www.sec.gov.

Annex A

PROPOSED AMENDMENTS REDUCING VOTE REQUIRED FOR
SHAREHOLDER AMENDMENT OF BYLAWS

(Deletions indicated by striking out; additions indicated by double underlining)

Amended and Restated Articles of Incorporation

Amend Section (1) of Article X as follows:

(1) Any adoption, alteration or repeal of the By-laws of the Corporation by the stockholders shall require the affirmative vote or consent of the holders of not less than ~~67%~~
a majority
 of all shares of the stock of the Corporation entitled to vote in elections of directors.

Amended and Restated Bylaws

Amend Article VIII as follows:

These bylaws may be altered, amended or repealed in whole or in part and new bylaws may be adopted either:

(a) By the affirmative vote of the holders of record of not less than ~~67%~~
a majority
 of the outstanding stock of the Corporation entitled to vote in elections of Directors; or

(b) By the affirmative vote of a majority of the board of directors at any meeting of the Board, or by written consent signed by all members of the board of directors~~; provided, however, no such alteration, amendment or repeal of Article VIII (a) of these bylaws shall be made by the Board of Directors or be effective unless such alteration, amendment or repeal shall be first approved by the affirmative vote of the holders of record of not less than 67% of the outstanding stock of the corporation entitled to vote in elections of Directors~~.

A-1

Annex B

PROPOSED AMENDMENT ELIMINATING HIGH SHAREHOLDER VOTE REQUIREMENT FOR CERTAIN MERGERS AND OTHER TRANSACTIONS

(Deletions indicated by striking out; additions indicated by double underlining)

Amended and Restated Articles of Incorporation

Amend Article VIII as follows:

ARTICLE VIII

~~(1) Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws of the Corporation to the contrary, the Corporation shall not be authorized to take any of the following actions or engage in any of the following transactions, unless and until a proposal authorizing such action or transaction shall have been approved by the affirmative vote of the holders of not less than sixty-seven (67%) percent of all shares of stock of the Corporation entitled to vote in elections of directors:~~

~~(a) The merger or consolidation of the Corporation with or into any other corporation, person or entity; or~~

~~(b) The sale, exchange or lease by the Corporation of all or any substantial part of the assets of the Corporation to any other corporation, person or entity; or~~

~~(c) The issuance or transfer by the Corporation of (i) any voting securities of the Corporation, or (ii) any options or warrants which carry the right to acquire voting securities of the Corporation which are convertible into, or exchangeable for, voting securities of the Corporation, if such securities are issued or transferred in exchange or payment for any securities or other property, including cash, or any corporation, person or entity;~~

~~if, in any case, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto, such other corporation, person or entity described in (a), (b) or (c) above (hereinafter referred to as the “Related Entity”) is the beneficial owner, directly or indirectly, of ten (10%) percent or more of the sum of (i) the outstanding shares of stock of the Corporation entitled to vote in elections of directors, and (ii) any unissued shares of stock of the Corporation of which the Related Entity is the beneficial owner for purposes of this Article by virtue of its beneficial ownership of conversion rights, options, warrants or otherwise (such status hereinafter referred to as “10% Stock Ownership”).~~

~~(2) The provisions of this Article shall not be applicable to, and the provisions of Michigan law relating to the percentage of stockholder approval required, if any, shall apply to any action or transaction referred to in Paragraph (1) of this Article (such actions and transactions being sometimes individually referred to herein as a “Business Combination”) if:~~

~~(a) all of the following three conditions shall have been satisfied:~~

~~(i) The aggregate amount of cash and the fair market value of other consideration to be received per share by holders of Voting Stock in such Business Combination is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such Related Entity in acquiring any of its holdings of that class of Voting Stock;~~

~~(ii) the consideration to be received by the holders of Voting Stock in such Business Combination shall be in the same form and of the same kind as the consideration paid by the Related Entity in previously acquiring shares or Voting Stock;~~

~~(iii) prior to the consummation of such Business Combination, such Related Entity shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation.~~

~~(b) prior to the time that such Related Entity shall have acquired a 10% Stock Ownership, a majority of directors of the Corporation shall have approved a memorandum of understanding with such Related Entity with respect to, and substantially consistent with, such Business Combination; or~~

B-1

~~(c) subsequent to the acquisition by such Related Entity of a 10% Stock Ownership, a majority of the Continuing Directors of the Corporation, as in hereinafter defined, shall have approved such Business Combination; or~~

~~(d) such Business Combination relates to, or is with, a corporation of which a majority of the outstanding shares of each class of equity security is owned of record or beneficially by the Corporation and where following the consummation of such action or transaction stockholders of the Corporation other than the Related Entity will retain their proportionate voting and equity interests in the Corporation or the resulting combined entity.~~

~~(3) For purposes of this Article:~~

~~(a) Such related Entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation, whether issued or unissued, which (i) the Related Entity, its affiliates and associates, as defined below, own directly or indirectly, or have the right to acquire pursuant to any agreement or upon exercise of conversion rights, warrants or options or otherwise, or (ii) are beneficially owned, directly or indirectly, by any other corporation, person or entity with which the Related Entity, its affiliates or associates have any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation;~~

~~(b) The terms “affiliate” and “associate” are defined in this Article as set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of adoption of this Article by the stockholders of the Corporation;~~

~~(c) The term “Continuing Director” shall mean and include each director of the Corporation (i) who was a member of the Board of Directors of the Corporation on the date of the adoption of this Article by the stockholders of the Corporation, or (ii) who was thereafter elected a director of the Corporation by the Stockholders prior to the time that such Related Entity acquired a 10% Stock Ownership, or (iii) who was elected a director of the Corporation by the stockholders following the time such Related Entity acquired a 10% Stock Ownership upon the recommendation of a majority of the then Continuing Directors in office to succeed a Continuing Director.~~

~~(4) A majority of the Continuing Directors of the Board shall have the power and duty to determine, for purposes of this Article and on the basis of information known to the Corporation, whether:~~

~~(a) a corporation, person or entity holds a 10% Stock Ownership;~~

~~(b) a corporation, person or entity is an “affiliate” or “associate” of another corporation, person or entity;~~

~~(c) a memorandum of understanding referred to in subparagraph 2(b) above is substantially consistent with the transaction covered thereby: and~~

~~(d) ach of the conditions specified in subparagraph 2(a) hereof has been satisfied.~~

~~Any such determination shall be conclusive and binding for all purposes of this Article.~~

[RESERVED FOR FUTURE USE
]

Amend Section (2) of Article X as follows:

(2) The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation~~; provided, however, any amendment or repeal of any provisions of Articles VIII and/or X of these Articles of Incorporation shall require the affirmative vote or consent of the holders of not less than 67% of all shares of the Corporation entitled to vote with respect thereto unless such amendment or repeal is approved by and recommended to the stockholders by a majority of those members of the Board of Directors of the Corporation who would qualify as Continuing Directors within the meaning of Article VIII of these Articles of Incorporation~~.

B-2

PROXY
ANNUAL MEETING OF SHAREHOLDERS OF
LA-Z-BOY INCORPORATED
August 20, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Kurt L. Darrow and James W. Johnston, and both of them, Proxies with power of substitution to attend the Annual Meeting of the shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1284 North Telegraph Road, Monroe, Michigan, August 20, 2008 at 11:00 o’clock A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.
This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the director nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.
(Continued and TO BE SIGNED on other side)

LA-Z-BOY INCORPORATED
1284 NORTH TELEGRAPH ROAD
MONROE, MI 48162
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on August 17, 2008 for shares held through our 401(k) plan, or August 19, 2008 for registered shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by La-Z-Boy Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 17, 2008 for shares held through our 401(k) plan, or August 19, 2008 for registered shares. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to La-Z-Boy Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK IN AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

LA-Z-BOY INCORPORATED

Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	ELECTION OF DIRECTORS
Four directors for terms expiring in 2011.
	Nominees:	01) Kurt L. Darrow
		02) James W. Johnston	☐	☐	☐
03) H. George Levy
04) W. Alan McCollough

Vote on Proposals		For	Against	Abstain

2.	Board proposal to ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐

3.	Board proposal to amend articles of incorporation and bylaws to reduce the vote required for shareholder amendment of bylaws from 67% to a majority.	☐	☐	☐

4.	Board proposal to amend articles of incorporation to eliminate the high vote requirement for certain mergers and other transactions.	☐	☐	☐

5.	Shareholder proposal to amend bylaws to reorganize the board of directors into one class.	☐	☐	☐

6.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Note:	When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date